OFFERING CIRCULAR DATED AUGUST 18, 2017

Kindara Inc.

Box 380
1630 30th Street Unit A
Boulder, CO 80301

Tel: (917) 570-5708

http://www.kindara.com /

UP TO 14,000,000 SHARES OF SERIES A PREFERRED STOCK

UP TO 14,000,000 SHARES OF COMMON STOCK INTO WHICH THE SERIES A PREFERRED STOCK MAY CONVERT*

SEE “SECURITIES BEING OFFERED” AT PAGE 26.

We are offering a minimum number of 2,000,000 shares of Series A Preferred Stock and a maximum number of 14,000,000 shares of Series A Preferred stock on a "best efforts" basis.

Series A Preferred Shares	Price Per Share to Public	Total Number of Shares Being Offered	Proceeds to Issuer Before Expenses, Discounts and Commissions**
Total Minimum	$0.25	2,000,000	$500,000
Total Maximum	$0.25	14,000,000	$3,500,000

*The Series A Preferred Stock is convertible into Common Stock either at the discretion of the investor or automatically upon effectiveness of registration of the securities in an Initial Public Offering. The total number of shares of the Common Stock into which the Series A Preferred may be converted will be determined by dividing the original issue price per share by the conversion price per share. See “Securities Being Offered” at Page 26 for additional details.

** The company has engaged SI Securities, LLC to serve as its sole and exclusive placement agent to assist in the placement of its securities. The company will pay SI Securities LLC in accordance with the terms of the Issuer Agreement between the company and SI Securities LLC attached as Exhibit 1 hereto. If the placement agent identifies all the investors and the maximum amount of shares is sold, the maximum amount the company would pay SI Securities LLC is $262,500. See “Plan of Distribution and Selling Security holders” for details of compensation paid to the Placement Agent on page 30.

The company expects that the amount of expenses of the offering that it will pay will be approximately $150,000, not including commissions or state filing fees.

The company has engaged The Bryn Mawr Trust Company of Delaware of Delaware as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of $750,000 in shares, may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. In the event we have not sold the minimum amount of shares by the date that is one year from the qualification of this offering with the Commission, or sooner terminated by the company, any money tendered by potential investors will be promptly returned by the Escrow Agent. The company may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to the company.

1

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities will commence on approximately,                                , 2017.

The company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

2

In this Offering Circular, the term “Kindara,” “we,” “us,” “our,” or “the Company” refers to Kindara Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

3

SUMMARY

Company Overview

Kindara is based in Boulder, Colorado. We were founded in 2012 out of one couple’s desire to better understand their fertility. Since then, we have grown to create what we believe is the most powerful and trusted fertility app on the market.

What we believe:

•	Women are important and vital to a healthy society

•	Women want to better understand their fertility

•	If women have access to the scientifically-backed tools and support they need to understand their bodies, then they can be in control of their fertility journey

•	In creating a strong, uplifting community to share thoughts, feelings, and ideas

Our Current Products

Kindara sells two products: (i) a fertility awareness application for iPhone and Android, called the Kindara App (“Kindara App”) and (ii) Wink by Kindara, an oral fertility thermometer that records basal body temperature and syncs automatically with the Kindara App. The Kindara App can be used individually or in tandem with the Wink fertility thermometer. The Wink fertility thermometer is designed to work in conjunction with the Kindara App.

Users utilize the Kindara App to: (i) more thoroughly understand menstrual cycles, (ii) expedite conception, (iii) avoid pregnancy naturally, (iv) manage peri-menopause, (v) provide data to their health care provider to discover health conditions like PCOS, and (vi) generally live more in-sync with their body. Based on the proven science of the Fertility Awareness Method (“FAM”), our goal is for the user is to feel confident around their reproductive health.

•	If the user’s goal is to get pregnant: By knowing a user’s fertile window and ovulation timing, users can time sex to increase the likelihood of conception.

•	If the user’s goal is to avoid pregnancy: The Kindara App is based on the Fertility Awareness Method, which as a tool is up to 99.6% effective when used correctly. The Kindara App supports the Sympto-Thermal method and can be used for Natural Family Planning (“NFP”). The Kindara App is a tool for women to use to if they are practicing NFP, however the Kindara App is not marketed as a contraceptive device.

•	If the user’s goal is to better understand their body: Users gain visibility into symptoms of conditions like anovulation, PCOS and hypothyroidism, better understand hormone fluctuations resulting from menopause, and understand their cycle when coming off hormonal birth control. The Kindara App provides data that a user can share with her physician to diagnose these conditions with more data driven insight.

Developed in 2014, we believe Wink is one of the first oral fertility thermometers built to sync with an app.  Whether users want to get pregnant faster, avoid pregnancy naturally and effectively, or better understand their cycles, Wink will accurately record their basal body temperature up to 4x faster than other basal body temperature thermometers on the market and sync automatically with the Kindara App.

Better data means users can take better ownership of their reproductive health and achieve their fertility goals with more ease.

Our Mission

Our mission is to empower women by providing the tools and knowledge they need to manage their reproductive health.

Highlights and Metrics

•	Since 2012, Kindara has been downloaded more than 1.4 million times.
•	The Kindara App has over 180,000 Monthly Active Users (“MAU’s”).
•	Users leave over 80,000 comments a month in our community.
•	In 2016, Kindara averaged over 25,000 new downloads monthly.
•	The Kindara App has over 8000 reviews, averaging 5 stars in the iOS app store.
•	At least 131,000 women have become pregnant while using the Kindara App.
•	We have sold over 15,000 Wink Thermometers through Kindara.com and Amazon.com.
•	In 2016, Kindara began shipping Wink.

4

The Offer

Securities offered	Maximum of 14,000,000 shares of Series A Preferred Stock (including 14,000,000 shares of Common Stock into which they may convert)

Common Stock outstanding before the Offering	4,463,909 shares

Preferred Stock outstanding before the Offering (1)	18,348,968 shares

Preferred Stock outstanding after the Offering (assuming fully subscribed Offering)	32,348,968 shares

Use of proceeds	The net proceeds of this offering will be used primarily to cover marketing investment, inventory purchases, staffing, product development, working capital, as well as the costs of the offering. The details of our plans are set forth in our “Use of Proceeds” section.

Selected Risks Associated with Our Business

Our business is subject to several risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

Our auditor has issued a “going concern” opinion:

•	We are an early stage company and have not yet generated any profits.
•	We operate in a highly competitive market against businesses that are more established.
•	Our costs may grow more quickly than our revenues, harming our business and profitability.
•	Our business model includes new sources of revenue that we have not established, and could prove unsuccessful when launched.
•	We expect to raise additional capital through equity offerings and to provide our employees with equity incentives. Therefore, your ownership interest in Kindara is likely to continue to be diluted.
•	The loss of one or more of Kindara’s key personnel, or Kindara’s failure to attract and retain other highly qualified personnel in the future, could harm our business.
•	If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.
•	In the event FDA changes the classification of fertility apps, and requires fertility apps to follow FDA quality guidelines we will be subject to FDA regulation.
•	As a growing company, we must develop reliable accounting resources. Failure to achieve and maintain effective internal accounting controls could prevent us from producing reliable financial reports.
•	Kindara depends on suppliers and product manufacturing provided by outsourcing partners, many of who are located outside of the U.S.
•	As manufacturers of internet-based devices, we may be vulnerable to hackers who may use our devices to launch distributed denial-of-service attacks.
•	If we cannot raise sufficient funds we will not succeed.

5

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Our auditor has issued a “going concern” opinion.

Our auditor has issued a “going concern” opinion on our financial statements, which means they aren’t sure we’ll be able to succeed as a business without additional financing. We have not generated profits since inception, and we have had a history of losses. We have sustained losses of $1,740,852 and $2,403,038 for the years ended December 31, 2016 and 2015, respectively, and have an accumulated deficit of $5,889,641 and $4,148,789 as of December 31, 2016 and 2015, respectively. The audit report states that the company’s ability to continue as a going concern for the next twelve months is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations, which the company has not been able to accomplish to date, and/or to obtain additional capital financing.

We are an early stage company and have not yet generated any profits.

Kindara was incorporated in 2010 and began operations in 2012. Accordingly, the company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, including purchasing patterns of customers and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. Kindara has incurred a net loss in the last two fiscal years, and has had limited revenues generated since inception. There is no assurance that we will be profitable in the next three years or generate sufficient revenues to pay dividends to the holders of the shares.

Kindara’s product offerings are relatively new in an industry that is still quickly evolving.

Kindara’s ability to continue to penetrate the market remains uncertain as potential clients may choose to adopt different products, platforms, or providers. In addition, industry standards or government regulations may impact the company’s ability to meet market demands. Success will likely be a factor of investing in the development and implementation of sales campaigns, and subsequent adoption by its clients. Additionally, the company could face financial pressure associated with obtaining capital given its operating history.

To remain competitive and stimulate customer demand, we must successfully manage frequent product introductions and transitions.

Due to the competitive nature of the industry in which Kindara competes, we must continually introduce new products and technologies, enhance existing products, and effectively stimulate customer demand for new and upgraded products. The success of new product introductions depends on a number of factors including, but not limited to, timely and successful product development, market acceptance, our ability to manage the risks associated with new product production ramp-up issues, the effective management of purchase commitments and inventory levels in line with anticipated product demand, the availability of products in appropriate quantities and costs to meet anticipated demand, and the risk that new products may have quality or other defects or deficiencies in the early stages of introduction. Accordingly, we cannot determine in advance the ultimate effect of new product introductions and transitions.

The Kindara app could be subject to FDA regulation.

Currently, our Kindara app is not classified as a medical device by the FDA and therefore is not subject to regulation by the FDA.   That said, with the influx of fertility apps into the marketplace there is a possibility that the FDA will change the classification of fertility apps, and require fertility apps to follow FDA quality guidelines. In the event fertility apps are required to follow FDA quality guidelines, we will see an increase in costs and regulatory burden. It is also possible that our application may need to be updated significantly to comply with FDA quality guidelines.

Kindara is not HIPAA compliant.

The Kindara App and Kindara are currently not HIPAA compliant. While we currently do not share any customer data with outside partners, and therefore are not required to be HIPAA compliant, we are vulnerable to a consumer complaint if their data is breached. Our goal is to become HIPAA compliant as soon as practicable following this financing round.

We may not be able to prove that we have efficacy as a birth control device.

Despite many women practicing FAM’s as contraception, prior to Kindara being marketed as a contraceptive device we will need to seek FDA “Pre-Market Authorization”, which will require Kindara to prove in a clinical trial that the Kindara App and Wink, when used properly, have efficacy as a birth control device.

Our planned monthly subscription charge could fail to meet our financial goals.

While Kindara will continue to offer a “free” version of the Kindara App, Kindara will be adding additional features in the app, including expanded community features that Kindara will charge a monthly subscription for. While this is a common practice in the industry and with our competitors, this is an unproven model for Kindara and therefore could fail to meet our financial goals.

6

We operate in a highly competitive market.

The industry in which Kindara operates is highly competitive. Menstrual cycle tracking apps are popular, with more than 1,000 to choose from. In July 2017 the “Natural Cycles app” which relies on a woman’s recorded daily temperature, taken with a highly accurate thermometer, was certified as a method of birth control in the European Union.

In addition, constant technological advancements necessitate investments in sales and product development. Failure to maintain relationships with key customers and keep up with the “technological curve” could seriously impact Kindara’s ability to meet future goals.

We expect to raise additional capital through equity offerings and to provide our employees with equity incentives. Therefore, your ownership interest in Kindara is likely to continue to be diluted.

Kindara may offer additional shares of its Preferred Stock and/or other classes of equity or debt that convert into shares of Preferred Stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.”

The loss of one or more of Kindara’s key personnel, or Kindara’s failure to attract and retain other highly qualified personnel in the future, could harm our business.

Kindara currently depends on the continued services and performance of key members of its management team. The loss of key personnel could disrupt our operations and have an adverse effect on our business. As we continue to grow, we cannot guarantee that we will continue to attract the personnel the company needs to maintain its competitive position. If we fail in attracting, hiring, and integrating qualified personnel, or retaining and motivating existing key personnel, we may be unable to grow effectively.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.

Kindara relies on trademark, patent, and domain name protection laws to protect its proprietary rights. In the United States and internationally, the company has filed various applications for protection of certain aspects of its intellectual property, and Kindara currently holds a number of issued patents in multiple jurisdictions. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by Kindara, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate the business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to those of Kindara and compete with our business. If the protection of Kindara’s proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have an adverse effect on our business and financial results.

Our financial results will fluctuate in the future, which makes them difficult to predict.

Kindara’s financial results have fluctuated in the past and will fluctuate in the future. Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast future results. As a result, you should not rely upon the company’s past financial results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by rapidly growing companies in evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•	The company’s ability to maintain and grow its user base and user engagement;

•	The development and introduction of new products by Kindara or its competitors;

•	Increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•	Our ability to maintain gross margins and operating margins;

•	Adverse litigation judgments, settlements, or other litigation-related costs;

•	Changes in the legislative or regulatory environment or enforcement by government regulators, including fines, orders, or consent decrees;

•	Fluctuations in currency exchange rates and changes in the proportion of Kindara’s revenue and expenses denominated in foreign currencies; and

•	Changes in business or macroeconomic conditions.

As a growing company, we must develop reliable accounting resources. Failure to achieve and maintain effective internal accounting controls could prevent us from producing reliable financial reports.

Effective internal controls and accounting resources are necessary for us to provide reliable financial reports, which, as a growing company, we are still building out. Failure to achieve and maintain an effective internal accounting and control environment could cause us to face regulatory action and cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our business and financial results.

7

Some investors have more rights than others.

Under the Amended and Restated Investment Rights and Co-Sale Agreement (“IRA”) that investors will subscribe to at the same time as they commit to purchase the Series A Shares, Major Investors (who invest more than $100,000) will have additional information rights and the ability to invest in future financings on more favorable terms. Under the IRA, earlier investors have additional informational rights and first refusal rights.

Investors may be subject to an Investment Management Agreement with SI Securities, LLC.

All investors that purchase shares of our Series A Preferred Stock will be subject to an Investment Management Agreement with SI Securities, LLC. The Investment Management Agreement provides that should any vote be required of the Series A Preferred Stock holders, SI Securities, LLC would have the authority to vote those shares of stock. Additionally, the Series A Preferred Stock is convertible to Common Stock of the company at the option of the holder. Investors subject to the Investment Management Agreement would grant SI Securities, LLC the authority to make this conversion determination. Following conversion to Common Stock, the Investment Management Agreement would still be effective. The Investment Management Agreement only terminates upon the liquidation or sale of the company, election by a simple majority of investors subject to the Investment Management Agreement, or resignation of SI Securities, LLC as the Manager under Investment Management Agreement without the selection of an alternative Manager by the investors.

As part of the Investment Management Agreement, investors agree to indemnify and reimburse expenses of SI Securities, LLC for any legal claims against SI Securities, LLC as a result of any act or failure to act in connection with the activities as Manager under the Investment Management Agreement.

Kindara depends on product manufacturing provided by outsourcing partners, many of which are located outside of the U.S.

Substantially all our manufacturing is performed in whole or in part by a few outsourcing partners located primarily in Asia. While these arrangements may lower operating costs, they also reduce the company’s direct control over production and distribution. It is uncertain what effect such diminished control will have on the quality or quantity of products or services, or the company’s flexibility to respond to changing conditions. Although arrangements with these partners may contain provisions for warranty expense reimbursement, we may remain responsible to the consumer for warranty service in the event of product defects and could experience an unanticipated product defect or warranty liability. While the company relies on its partners to adhere to its supplier code of conduct, material violations of the supplier code of conduct could occur negatively affecting the company’s image and business.

We are subject to foreign exchange rate fluctuations.

Some of our agreements with our overseas manufacturers include and may include in the future re-pricing requirements in the event of foreign exchange rate fluctuations. This may increase our manufacturing costs and we may need to re-price our products, which could have a negative effect on our sales.

We are vulnerable to hackers and cyber-attacks.

As manufacturers of internet-based devices, we may be vulnerable to hackers who may use our devices to launch distributed denial-of-service attacks. Further, we do not maintain insurance to protect against cyber-attacks and we do not plan to obtain such insurance. In the event we are sued due to a security breach the company may be forced to liquidate.

Kindara will share anonymous personal information with third-parties for profit.

Kindara will use user’s fertility data anonymously in their research to better understand human fertility and improve their products and services. Kindara may also share anonymous personal information with third-party researchers. Further, Kindara, its vendors and suppliers may observe user’s activities, preferences, and transactional data such as users IP address and browser type as well as content users have viewed during their use of the service. Kindara may use this data for any purpose and sell it to third-parties for profit. Users may lose trust in Kindara’s ability reasonably manage their personal information and decide to end their subscription. Kindara’s failure to maintain relationships with users could have an adverse effect on their business.

Because Kindara stores, processes, and uses data, which contains personal information, Kindara is subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm Kindara’s business.

Kindara is subject to a variety of laws and regulations in the United States and other countries that involve matters central to the business, including user privacy, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation, and online-payment services. These laws can be particularly restrictive in countries outside the United States. Both in the United States and abroad, these laws and regulations constantly evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Because we store, process, and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm our business. Several proposals are pending before federal, state, and foreign legislative and regulatory bodies that could significantly affect our business. For example, a revision to the 1995 European Union Data Protection Directive is currently being considered by European legislative bodies that may include more stringent operational requirements for data processors and significant penalties for non-compliance. In addition, the General Data Protection Regulation in the European Union, which will go into effect on May 25, 2018, may require us to change our policies and procedures and, if we are not compliant, may seriously harm our business.

We provide products and services to consumers and issues and perceived concerns related to our product and services could negatively impact our business.

The company’s success depends in large part on its ability to maintain consumer confidence in the safety, efficacy and quality of its products and services. The company has rigorous product safety and quality standards for our products and clinic services. However, contaminated or adulterated products, the misuse of our products, and improper services at our clinics, could subject us to liability, including product liability claims, and expensive product recalls. Even if the claims are unsuccessful or without merit, the negative publicity could negatively impact our brand image and reputation, and therefore our bottom line.

Uncertainty with respect to U.S trade policy may reduce our manufacturing choices and add to our expenses.

We currently have our product manufactured in Thailand, and we are investigating manufacturing in China. The current U.S Administration has indicated a desire to re-negotiate trade deals and potentially impose tariffs on foreign countries, including China. We may incur additional expenses if we are forced to base any part of our manufacturing in the United States.

8

If we cannot raise sufficient funds we will not succeed.

For the past year, we have operated at a loss. Our net loss for 2016 was $1,740,852. Though we believe we will be able to reach profitability within the next three years, if we are unable to raise enough money in the offering and from additional sources, we will be unable to pay the costs needed for us to continue operations. Additional fundraising in the future may be offered at a lower valuation, which would dilute the interest of investors in this offering, or on more favorable terms – for example, debt financing, which could be positioned ahead of the investors in this offering in terms of seniority.

There is no current market for any of our shares of stock.

There is no formal marketplace for the resale of the Series A Preferred Stock. Shares of Series A Preferred Stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

9

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. Occasionally, strategic partners are also interested in investing at an early stage. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders, early employees, or investors from prior financings, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options and warrants, and assuming that the shares are sold at $0.25 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion

Common Shares	2011-present	4,463,909	-	4,463,909	$0.08
Series Seed Preferred Shares	2015	11,627,544	-	11,627,544	$0.42
Series Seed II Preferred Shares	2016-2017	6,721,424	-	6,721,424	$0.22
Outstanding Stock Options	2011-present	-	5,597,000	5,597,000	$0.08
Warrant	2017	-	270,000	270,000	$0.067

Total Common Share Equivalents		22,812,877	5,867,000	28,679,877
Investors in this offering, assuming $3.5 million raised		14,000,000	0	14,000,000	$0.25

Total after inclusion of this offering		36,812,877	5,867,000	42,679,877

The next table adds in consideration of authorized but unissued stock options and warrants, presenting the fully diluted basis. This adds 5,867,000 pre-financing shares outstanding and is not adjusted for potential conversion proceeds on the hypothetical exercise of these options and warrants.

On Basis of Full Conversion of Issued Instruments and Authorized but Unissued Stock Options	$500,000 Raise	$2,500,000 Raise	$3,500,000 Raise

Price per share	$0.25	$0.25	$0.25
Shares issued	2,000,000	10,000,000	14,000,000
Capital raised	$500,000	$2,500,000	$3,500,000
Less: Offering costs	$(25,000)	$(275,000)	$(325,000)
Net offering proceeds	$475,000	$2,225,000	$3,175,000
Net tangible book value pre-financing	$443,934	$443,934	$443,934
Net tangible book value post-financing	$918,934	$2,668,934	$3,618,934

Shares issued and outstanding pre-financing, assuming full conversion and authorized but unissued stock options	28,679,877	28,679,877	28,679,877
Post-financing shares issued and outstanding	30,679,877	38,409,877	42,409,877

Net tangible book value per share prior to offering	$0.02	$0.02	$0.02
Increase/(Decrease) per share attributable to new investors	$0.01	$0.05	$0.07
Net tangible book value per share after offering	$0.03	$0.07	$0.09
Dilution per share to new investors ($)	$(0.22)	$(0.18)	$(0.17)
Dilution per share to new investors (%)	(88)%	(72)%	(66)%

10

This table is the same as the previous table, but removes the consideration of authorized but unissued stock options and warrants, instead only presenting issued shares (common shares, plus the assumption of conversion of all issued and outstanding preferred shares).

On Issued and Outstanding Basis:	$500,000 Raise	$2,500,000 Raise	$3,500,000 Raise

Price per share	$0.25	$0.25	$0.25
Shares issued	2,000,000	10,000,000	14,000,000
Capital raised	$500,000	$2,500,000	$3,500,000
Less: Offering costs	$(25,000)	$(275,000)	$(325,000)
Net offering proceeds	$475,000	$2,225,000	$3,175,000
Net tangible book value pre-financing	$443,934	$443,934	$443,934
Net tangible book value post-financing	$918,934	$2,668,934	$3,618,934

Shares issued and outstanding pre-financing	22,812,877	22,812,877	22,812,877
Post-financing shares issued and outstanding	24,812,877	32,812,877	36,812,877

Net tangible book value per share prior to offering	$0.02	$0.02	$0.02
Increase/(Decrease) per share attributable to new investors	$0.02	$0.06	$0.08
Net tangible book value per share after offering	$0.04	$0.08	$0.10
Dilution per share to new investors ($)	$(0.21)	$(0.17)	$(0.15)
Dilution per share to new investors (%)	(85)%	(67)%	(61)%

11

USE OF PROCEEDS TO ISSUER

The net proceeds of a fully subscribed offering to the issuer, after total offering expenses and commissions will be approximately $3,175,000, depending on the final commission paid to SI Securities. Kindara plans to use these proceeds as follows:

•	Approximately $500,000 on operating expenses including new hires, deferred salaries, R&D HIPPA Compliance and medical advisors.

•	Approximately $1 million towards manufacturing of Wink 2.0 to be delivered between December 2017 and February 2018 in addition to the Kindara App continued development and iterative release roadmap in Q4 2017 through 2018. The total includes additional expenses related to product and app improvements, development and distribution logistics.

•	Approximately $1 million on product and business development including DNA product development and integration, FAM charting education counselors and ovulation microscope product development and integration to be delivered by end of 2018.

•	Approximately $675,000 on sales and paid customer marketing acquisition investments through December, 2018.

If the offering size were to be $2,500,000, then we estimate that the net proceeds to the issuer would be approximately $2,225,000. In such an event, Kindara will adjust its use of proceeds by reducing headcount, marketing and product development related expenses. Proceeds would be split between headcount, capital for Wink 2.0, Kindara app and product development expenses. In this scenario, emphasis would be placed on Wink 2.0, development of the Kindara DNA product, digital marketing investments and software development to drive recurring revenue and hardware sales. Operating expenses would be reduced by $1,000,000 to include a reduction in number of new hires, marketing expense, number of products in the development pipeline and number of new app releases.

If the offering size were to be equal to the minimum close amount of $500,000, we estimate that the net proceeds to the issuer would be approximately $475,000. In this case, we would significantly reduce our headcount, marketing, working capital, and product development-related expenses. Proceeds would be split between headcount and working capital for Wink 2.0. Future inventory would be financed through lines of credit or purchase order financing. In this scenario, emphasis would be placed on cash-flow positive sales hires, software development, and recurring revenue opportunities.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

12

THE COMPANY’S BUSINESS

Overview

Kindara, Inc. currently sells two products: (i) a fertility awareness application for iPhone and Android and (ii) Wink an oral fertility thermometer that records basal body temperature and syncs automatically with the Kindara App. The fertility awareness app can be used individually or in tandem with the Wink fertility thermometer. The Wink fertility thermometer is designed to work in conjunction with the fertility awareness app.

Kindara developed and markets the Kindara App, a fertility tracking application that helps women expedite conception, avoid pregnancy naturally, and better understand their cycles. The Kindara App can be used separately from Wink as users have the option to upload requested information to the app directly. The Kindara App is available, free of charge, to download from the App Store or on Google Play. Users can access the App Store via an iPhone or through iTunes via a computer. Google Play is downloaded directly to an Android device through the Play Store mobile app or by deploying the application to a device, such as a computer from the Google Play website.

The company also offers Wink, an oral fertility thermometer that records basal body temperature and syncs automatically with the Kindara App. Wink is dependent on the Kindara App to function properly. Wink is available for purchase on the following sites: (i) the company’s direct to consumer store located at https://www.kindara.com/wink for $129 and (ii) on amazon.com for $139.

Kindara, Inc., f/k/a Conscious Cycles LLC, was incorporated on April 22, 2010. Conscious Cycles LLC changed its name to Kindara Inc. on May 6, 2011 and converted from a Limited Liability Company to a C Corporation under the laws of Delaware. Kindara’s headquarters are in Boulder, Colorado.

Principal Products and Services

The App

The Kindara App is among the most sophisticated fertility apps available. Users utilize the Kindara App to: (i) more thoroughly understand menstrual cycles, (ii) expedite conception, (iii) avoid pregnancy naturally, (iv) manage peri-menopause, (v) discover health conditions like PCOS, and (vi) generally live more in-sync with their body. Based on the proven science of the Fertility Awareness Method (“FAM”), our goal is for users to feel confident around their reproductive health.

•	If the user’s goal is to get pregnant: By knowing a user’s fertile window and ovulation timing, users can time sex to increase the likelihood of conception.

•	If the user’s goal is to avoid pregnancy: The Kindara App is based on the Fertility Awareness Method, which as a tool is up to 99.6% effective when used correctly. The Kindara App supports the Sympto-Thermal method and can be used for Natural Family Planning (“NFP”). KINDARA APP is a tool for women to use to if they are practicing NFP, however the Kindara App is not marketed as a contraceptive device.

Key features of the app include:

•	Calendar and fertility chart that accurately predict fertile days, ovulation and menstruation;
•	Users can share their chart with their practitioner to facilitate the best care for them;
•	Track basal body temperature in Fahrenheit or Celsius;
•	Enter cervical fluid type for each day;
•	Indicate peak days for user’s period and cervical fluid;
•	Track intercourse and know high fertility days with the ovulation prediction tool;
•	Enter menstruation timing to track periods;
•	Track ovulation predictor kit results, cervical changes, PMS symptoms, spotting, pregnancy tests, cervix height/firmness and other data right on the user’s individual chart;
•	Daily journal entries to keep track of user’s moods, doctor visits, etc;
•	Users can access our vast knowledge base to learn how to avoid pregnancy, practice Natural Family Planning (NFP) or get pregnant.

Kindara App users love the app and they share and support each other in the Kindara community. The Kindara community is a place for women to anonymously share their data, connect with others for support on fertility-related matters, and learn together about what their data means.

Users can post charts in the community to receive feedback, browse through charts to find ones that peak their interest, or leave comments on other community member charts to ask about their data.

The first step to participating in the community is to fill out a profile.

13

After users have filled out a profile, users can browse the charts in the community to find charts that interest them. To get the most out of the community, users may want to find a group of 5-10 women whose charts peak their interest, or whose data is similar to theirs. Users can search for specific tags, such as breastfeeding, hypothyroidism, or ovulation, to find charts to follow.

On balance, the Kindara community provides feedback and support to and from fellow community members and FAM enthusiasts to help interpret user’s fertility chart.

The Kindara App is available, free of charge, to download from the App Store or on Google Play. Users can access the App Store via an iPhone or through iTunes via a computer. Google Play is downloaded directly to an Android device through the Play Store mobile app or by deploying the application to a device, such as a computer from the Google Play website.

While we will continue to offer a “free” version of the Kindara App, we will be adding additional features in the app, including expanded community features that we will charge a monthly subscription for. While this is a common practice in our industry and with our competitors, this is an unproven model for Kindara and therefore could fail to meet our financial goals.

Wink

Wink is the first and only oral fertility thermometer built to sync with the Kindara App.

With the much-loved Kindara App, the company offers users the knowledge, support, and a tracking tool to understand their fertility.  Wink makes charting quick and easy so users can enjoy the journey.

•	STEP 1: Take Temperature. Users utilize Wink to take their body basal temperature (BBT) at the same time every morning before getting out of bed.

•	STEP 2: Sync Automatically. The user’s temperature and the time it was taken automatically syncs with the Kindara App (with either the iPhone or Android mobile device).

•	STEP 3: Understand Body Happenings. Better data, a supportive community and/or a user’s practitioner can help users achieve fertility goals. In other words, Wink, provides seamless tracking for users to achieve their fertility goals.

Whether users want to expedite conception, avoid pregnancy naturally and effectively, or better understand their cycles, Wink is here to help.

Wink accurately records users BBT up to four times faster than other BBT thermometers on the market and syncs automatically with the Kindara App.

Kindara believes that better data means users can take better ownership of their reproductive health and achieve their fertility goals with more ease.

Wink is available for purchase on the following sites: (i) the company’s direct to consumer store located at https://www.kindara.com/wink for $129 and (ii) on amazon.com for $139.

14

Technology and Product Description

Kindara App

The Kindara App users track the two key fertility signs: (i) cervical fluid and (ii) basal body temperature to determine when ovulation will occur. With this information, couples can plan for intercourse when the woman is able to conceive. Women can also identify cycle irregularities that may indicate infertility-causing health problems. By giving users the tools to understand their unique cycles, the Kindara App allows users to address a potential cause of infertility with their health care practitioner before seeking expensive medical intervention that may be unnecessary.

Many women use calendar methods for conception, but since all women’s bodies are different, calendar methods don’t work very well. A woman is much more likely to conceive if she can identify when she’s going to ovulate based on her personal fertility signs.

Kindara believes that the Fertility Awareness Method, upon which the Kindara App is based, dramatically increases the likelihood of conceiving. Research has shown that women using fertility tracking have a 90% chance of achieving pregnancy over three months.

Wink

Wink measures a woman’s basal body temperature, a key fertility sign that corresponds with the level of progesterone in her body. Recording this data and other fertility information in the Kindara App allows the user to determine if and when she is ovulating, if there are any cycle irregularities that need to be addressed before conception, and the exact time to have intercourse to conceive successfully.

Wink is designed to take oral basal body temperature readings. Users just put Wink under their tongue when they wake up and wait for a gentle vibration. Users can review their temperature chart and analyze their fertility data in the Kindara mobile app when they are awake and ready.

Kindara designed Wink using a new, high-tech thermistor as well as a new algorithm that makes Wink faster, more sensitive, and more precise than other basal body thermometers available. All of a woman’s temperature readings will be within ±0.10°C (0.18°F) in the range of 33.0°C to 37.2°C (93.0°F to 99.0°F) and no individual reading will be more than ±0.10°C (0.18°F) outside typical body temperature range. Wink takes a user’s temperature in about 20 seconds. Achieving high accuracy and fast readings are made possible with Wink's high-sensitivity thermistor and patent-pending tip shape.

Wink uses Bluetooth Low Energy (BLE) to sync user’s temperature automatically with the Kindara mobile app on a user’s Android or iOS device. Wink does not use Wi-Fi or a user’s mobile data network to sync. If “Bluetooth-enabled”, Wink will sync with it within 100 feet.

Wink does not run on replaceable batteries. Instead, users can charge Wink with the provided Micro-USB cable, or any Micro-USB.

Wink is made with a rubberized exterior and is resistant to the dents and scratches that would occur when being carried around in a bag with other objects such as keys, wallets, and other electronics. Kindara has designed Wink to be water resistant and durable to withstand common accidents, including being knocked off a bedside table and kicked across the floor. Wink is made from a class VI biocompatible thermoplastic elastomer, polycarbonate, and stainless steel. In general, thermoplastics are considered latex-free, so there is very little, if any, concern regarding the use of thermoplastics in latex-allergic individuals.

Wink is compatible with all iOS devices that are Bluetooth 4.0 Low Energy enabled. This includes iPhone 4s and up, iPad 3rd generation and up (including iPad mini and iPad Air) as long as they are running iOS 8 or higher. Wink supports Android devices running Android 4.4. A user’s device must be Bluetooth Low Energy-ready to sync with Wink, otherwise users can still use Wink without syncing to the Kindara App.

Regulation

In the United States, Wink is registered with the FDA and is classified by the FDA as a 501(k) exempt medical device. These medical devices are mostly low-risk devices that provide a reasonable assurance of safety and effectiveness. A 501(k) exempt medical device does not require FDA review before it is marketed. However, as required by the FDA, a 501(k) exempt medical device must adhere to the following certain general controls:

•	be suitable for their intended use;
•	be adequately packaged and properly labeled;
•	have establishment registration and device listing forms on file with FDA;
•	be manufactured under a quality system.

15

In Europe, Wink has a CE mark. CE marking is a mandatory conformity for certain products sold within the European Economic Area since 1985. The CE marking is also found on products sold outside the European Economic Area that are manufactured in, or designed to be sold in, the European Economic Area. This makes the CE marking recognizable worldwide even to people who are not familiar with the European Economic Area.

The CE marking is the manufacturer's declaration that the product meets the requirements of the applicable European Union directive.

Future Product Development

In 2017, Kindara intends to launch Wink 2.0. Kindara intends that Wink 2.0 will sell for $79. Further, Kindara intends to introduce “Connected Fertility Counseling.” As the Kindara community continues to evolve, an emphasis will be placed on additional support at varying price points and in different forms.

Strategically, Kindara knows that it combines the best attributes of the Kindara App and a connected device, providing the easiest charting experience. Additionally, Kindara has a substantial community of engaged users, which allow Kindara to market additional products and services in the future. Kindara intends to capitalize on this foundation.

Kindara first new product is an expansion of the Kindara App. The expansion will allow Kindara to charge subscription fees, creating a new source of revenue. The expansion of the Kindara App will improve the ability of Kindara community members to communicate with one another, including private chat rooms and instant messaging. Kindara anticipates to launch this product in Q4 of 2017.

Kindara’s second new product is a service in partnership with Helix, a DNA sequencing company with whom Kindara has a signed term sheet. “Kindara DNA” will allow users to send us a saliva sample to sequence their DNA to provide information that will help with them with both general health and wellness as well as potentially offering insights that will help with their personal fertility goals. This is a new partnership, and Kindara does not expect to launch this product until Q2 of 2018.

Distribution and Technical Partnerships

Kindara has an Affiliate program which allows qualified companies to advertise Wink through their own websites, social media, and private practices. Sales generated through this program pay a 12.5% commission to the businesses through affiliate tracking software. As of May 17, 2017, Kindara has approximately 50 affiliates who have produced approximately $3,600 in revenue in 2017.

Our Market

Over the past few years, increased interest in women’s health has put pressure on businesses to expand and improve the products and services available to women. Soon, we will see breakthroughs and discoveries as women’s reproductive health becomes a less taboo and better understood hot topic.

We believe that women’s health has finally emerged from the shadows to take its rightful place as a market deserving of investment. 2016 was an explosive year for women’s health companies. Women will continue to demand more out of their health products, and companies will need to innovate or they will be left behind.

Infertility impacts millions of women in the United States annually.

7.4 million women, or 11.9% of women in the United States, have ever received any infertility services in their lifetime.

1 in 8 couples (or 12% of married women in the United States) have trouble getting pregnant or sustaining a pregnancy.

Approximately one-third of infertility is attributed to the female partner, one-third attributed to the male partner and one-third is caused by a combination of problems in both partners or, is unexplained.

Approximately 44% of women with infertility have sought medical assistance. Of those who seek medical intervention, approximately 65% give birth.

The Affordable Care Act (ACA) does not require coverage for infertility treatments. Those states with an infertility mandate that covers IVF may have chosen an Essential Health Benefits (EHB) benchmark plan that includes the IVF mandate. The EHB impacts the individual and small group markets only in each state.

16

Therefore, many women will seek low cost options to help with fertility planning, positioning Kindara well to provide women the guidance and support they may not receive elsewhere.

We also believe that women will continue to seek alternative methods to hormonal birth control for a natural birth control method. Currently, 12 million women in the United States take the hormonal contraception known as “the pill” everyday—but few know how this drug works or the potential side effects. Contrary to cultural myth, the birth control pill impacts many organs and functions of the body, yet most women do not even think of it as a drug. However, through growing reports of negative side effects and increasing number of alternatives, women will begin to take back control of their cycles, and switch to a natural method of birth control, like the Fertility Awareness Method (FAM). FAM is form of natural birth control that is 99.6% effective, based on a specific set of scientific principles used to measure and track a woman’s fertile and infertile times in their cycle.

Despite many women practicing FAM as contraception, prior to Kindara being marketed as a contraceptive device we will need to seek FDA “Pre-Market Authorization”, which will require Kindara to prove in a clinical trial that our app and device, used properly, have efficacy as a birth control device.

Further, we predict that over 75% of all pregnancies will be assisted by mobile apps. Women’s health apps comprise a booming niche of the health app market. There are apps to chart user’s fertility, suggest baby names, support user’s prenatal fitness, and learn about the development of the baby. According to a study done by Citrix, 47 percent of people using mobile health apps are using a pregnancy related application. We will continue to see an increase in the percentage of women using mobile apps to conceive and maintain healthy pregnancies.

We predict that women will trust their mobile health apps and communities more than their doctors. We will see women steering away from doctor’s offices and into their smartphones – largely due to the multitude of digital health tools that are available. In fact, according to a recent study, two-thirds of women said they would use a mobile app to manage health-related issues. With the wealth of data and peer-to-peer communities now available, mobile apps are quickly becoming the primary source for women to manage treatment, diagnosis, and prevention of health conditions. Specifically, women’s health apps have some of the highest numbers of subscribers of all health apps. As user trust continues to grow for these apps, collaborations that bring together activity tracking, period tracking, weight and diet tracking will merge, with powerful overall health results. More than ever Doctors will need to connect in with the app ecosystem or be left behind.

17

Competition

We consider our competition to be apps like Glow, Clue, and Ovia Health that provide fertility tracking services similar to Kindara. We also view standard BBT thermometers as our competition on the device side of our business, Wink.

A description of these companies can be found below:

•	Glow: An ovulation calculator, period tracker, and fertility calendar to help women take control of their reproductive health
•	Clue: An app built on machine learning to track a woman’s monthly menstrual cycle.
•	Ovia Health: A fertility, pregnancy and parenting platform. The Ovia app family includes specific apps for each of the following: fertility, pregnancy and parenting.

We believe that, in comparison to our competition listed above, our advantage is that we combine the best attributes of the app and a connected device, providing the easiest charting experience. Additionally, we have a substantial community of engaged users, which allow us to market additional products and services in the future.

There are multiple apps in the marketplace that can be used to track fertility, but none with our scale that also have a simple to use connected oral BBT thermometer. Our funnel is generally an app user evolving to Wink purchase.

18

Intellectual Property

Trademarks

Kindara has secured two registered U.S. Marks, one registered European Union Mark, one registered Chinese Mark and one pending Chinese Application.

A detailed description for each trademark can be found below.

Description and Atty Docket No.	Serial No./Registration No.	Filing Date/Registration Date	Mark	Class	Status
U.S. Mark 20000US00	86/425396 Registration Number: 5032472	October 16, 2014 Registration Date: August 30, 2016	WINK (Block)	Int’l Class 010, fertility thermometer	Registered
European Regional Registration 20000EM00	13948161 Registration Number: 13948161	April 14, 2015 Registration Date: August 14, 2015	WINK (Block)	Int’l Class 010, fertility thermometer	Registered
U.S. Mark 20001US00	86/491165 Registration Number: 4917143	December 29, 2014 Registration Date: March 15, 2016	KINDARA (Block)	Int’l Class 009, downloadable software application relating to fertility Int’l Class 035, goods relating to female empowerment and women’s reproductive healthcare	Registered
Chinese Regional Application 20001CN00	18216874	November 2, 2015	KINDARA (Block)	Int’l Class 009, Class 9, downloadable software application relating to fertility Int’l Class 035, goods relating to female empowerment and women’s reproductive healthcare	Registered
Chinese Regional Application 20002CN00	21482558	October 8, 2016	WINK BY KINDARA (Block)	Int’l Class 010, Thermometers for medical purposes; Medical apparatus and instruments	Pending

19

Patents

Kindara has secured two issued U.S. design patents, four granted European design registrations, one pending U.S. utility application, one pending European utility application, one pending Canadian utility application. A detailed description for each patent can be found below.

Description and Atty Docket No.	Serial/Patent No.	Filing Date	Title	Claimed concept(s)	Status
European National from 70000WO00 PCT 70000EP00	11777732.6	March 4, 2011	SYSTEM FOR TRACKING FEMALE FERTILITY	Two sets of claims: - A fertility tracking apparatus including a thermometer -A distributed fertility tracking system including a thermometer	Pending
U.S. Continuation 70000US04	15/059,150	March 2, 2016	SYSTEM FOR TRACKING FEMALE FERTILITY	- A fertility tracking apparatus including a thermometer and configured to communicate with a mobile phone
- A combination of a mobile phone and fertility tracking apparatus
				-A distributed fertility tracking system including a thermometer	Pending USPTO currently estimating 17 months estimated to first action
PCT Application 70001WO00	PCT/US2014/061797	October 22, 2014	INTEGRATED WIRELESS FERTILITY TRACKING SYSTEM	Eight sets of claims to different thermometer functionalities:
- Thermometer with accelerometer that instructs a computing device to turn off an alarm when the thermometer is picked up by a user
- Thermometer with accelerometer that turns on the screen when the thermometer is picked up by the user
- A thermometer having a cap with a substantially flat shape
- A thermometer and case where the case is shaped to only permit insertion of the thermometer in a particular way
- A thermometer and case that, when combined, form a unified shape with a smooth edge and the junction
- A thermometer having a center of gravity located near a teeth-gripping portion of a thermometer probe
- A thermometer and case both having batteries and having a charging circuit on the case that determines which of the batteries to charge at a time
				- A thermometer that provides a haptic or visual output to a user when finished taking a temperature	Pending
U.S. Continuation from 70000WO00 PCT 70001US01	15/134,737	April 21, 2016	INTEGRATED WIRELESS FERTILITY TRACKING SYSTEM	- A thermometer that provides a haptic or visual output to a user when finished taking a temperature	Pending USPTO currently estimating 8 months estimated to first action
U.S. Design 70002US00	D721,288 (29/471,543)	November 1, 2013	THERMOMETER AND CASE	Design of exterior of Wink thermometer	Granted
U.S. Design 70002US01	D728,389 (29/504,498)	October 7, 2014	THERMOMETER AND CASE	Design of thermometer probe of Wink thermometer	Granted
European Design 70002EM00	002812255-0001	October 6, 2015	THERMOMETER AND CASE	Design of exterior of Wink thermometer	Granted
European Design 70002EM01	02812255-0002	October 6, 2015	THERMOMETER AND CASE	Design of exterior of Wink thermometer	Granted
European Design 70002EM02	02812255-0003	October 6, 2015	THERMOMETER AND CASE	Design of thermometer probe of Wink thermometer	Granted
European Design 70002EM03	02812255-0004	October 6, 2015	THERMOMETER AND CASE	Design of thermometer probe of Wink thermometer	Granted

Manufacturing and Suppliers

Like many connected device startups, substantially all Kindara’s manufacturing is performed in whole or in part by a few out-sourcing partners located primarily in Asia. While these arrangements may lower operating costs, they also reduce Kindara’s direct control over production and distribution. It is uncertain what effect such diminished control will have on the quality or quantity of products or services, or Kindara’s flexibility to respond to changing conditions. Although arrangements with these partners contain provisions for warranty expense reimbursement, Kindara may remain responsible to the consumer for warranty service in the event of product defects and could experience an unanticipated product defect or warranty liability. While Kindara relies on its partners to adhere to its supplier code of conduct, material violations of the supplier code of conduct could occur.

Our primary manufacturer is Hana Inc., with offices in Thailand. Hana will source and purchase all our raw materials needed to manufacture our products.

Employees

The company currently has 5 full-time employees.

Research and Development

In 2016 and 2015, we have spent $274,361 and $738,799, respectively, on Research & Development.

Litigation

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

THE COMPANY’S PROPERTY

The company owns furniture, fixtures, machinery and equipment totaling $113,285 and $79,672 as of December 31, 2016 and 2015, respectively. Depreciation is recorded for these assets using the straight-line method over the estimated useful lives of the assets ranging from 3-7 years. Depreciation expense amounted to $23,520 and $2,850 as of December 31, 2016 and December 31, 2015, respectively.

20

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating Results

Kindara, Inc., f/k/a Conscious Cycles LLC, was incorporated on April 22, 2010. Conscious Cycles LLC changed its name to Kindara Inc. on May 6, 2011 and converted from a Limited Liability Company to a C Corporation under the laws of Delaware and began generating revenues in 2015. The company has never realized net profits and has been operating at a net loss since inception.

Our net revenues totaled $1,083,844 in 2016 compared with $23,292 in revenues in 2015. Our 2015 revenue was derived exclusively from an online store and our 2016 revenue was derived primarily from sales of Wink. Since launching Wink in 2016 Kindara has: (i) sold over 15,000 Wink thermometers through Kindara.com and Amazon.com and (ii) seen 25,000 new downloads monthly.

Cost of net revenues (product manufacturing costs, and shipping to the United States) totaled $776,304 in 2016 and $20,128 in 2015. We attribute this increase to a change in the source of our revenues from our online store to Wink.

Operating expenses totaled $2,003,525 in 2016 and $2,256,907 in 2015, a decrease of $253,382 or about 11%. The primary components of this decrease were:

•	Salaries totaled $838,500 in 2016 and $941,633 in 2015, a decrease of $103,133
•	R&D costs totaled $274,361 in 2016 and $738,700 in 2015, a decrease of $464,339

These decreases offset cost increases in:

•	General and Administrative spending totaled $328,499 in 2016 and $180,925 in 2015, an increase of $147,574
•	Sales and marketing totaled $ 164,192 in 2016 and $104,784 in 2015, an increase of $59,408

As of December 31, 2016, the company had 4 full-time employees representing approximately $26,000 in monthly operating expenses. By September of 2017, we plan to have 6 full time employees, representing approximately $42,000 in monthly operating expenses. This hire will increase the size of our leadership team. We anticipate further increases in compensation and benefits as we adjust current salaries to market rates in order to reward and retain our talent.

Our net loss totaled $1,740,852 in 2016 compared with a net loss totaling $2,403,038 in 2015. This net loss improvement was driven by increased Wink sales of approximately $1.05 million in addition to a decrease in operating and R&D expenses (noted above).

Although Kindara is not currently profitable, we expect to reach profitability within 2 years based on improved product margins, additional revenue streams (product expansion, app recurring revenue, strategic partnerships) and expanded distribution channels (retail, online and healthcare providers).

Additionally, we plan to develop our product pipeline, expand distribution internationally, and explore strategic partnerships. If we manage to achieve this, our cost of goods sold will decline and profitability should increase with the larger scale of production and increased sales.

Wink 1.0 margins are approximately 28% and we anticipate margins for Wink 2.0 may be over 80% as we source lower cost manufacturing parts and services while maintaining design, quality and output. The addition of future products may add diversified recurring revenue streams. Examples of these new products include: Kindara DNA, continued iterations of the Kindara app and FAM charting education counselors.

To achieve profitability, operating expenses will also need to be optimized. Currently, we are focused on selling Wink 1.0, updating our app and developing Wink 2.0 which entails working with a product design company in Hong Kong. Once we are able to establish additional sales channels for Wink we will be able to scale back certain operating expenses (e.g. marketing and R&D) thus increasing net profits. To be clear, Kindara will still make investments in R&D and marketing initiatives, but the proportion of those expenditures as they relate to revenue and total expenses will decrease.

Liquidity and Capital Resources

As of December 31, 2016, we had $213,684 of cash and cash equivalents.

We will be able to conduct operations for a minimum of 6 months with our current cash on hand without regard to the proceeds we expect to receive from the Regulation A offering.

Trend Information

There are several trends affecting and shaping the women’s health industry:

•	Kindara serves two large markets:

1.	TTC Women (Trying To Conceive): Kindara is well positioned to provide women the guidance and support they may not receive elsewhere.

21

▪	7.4 million women (11.9% of women in the US) have received infertility services in their lifetime. (2006-2010 National Survey of Family Growth, CDC)

▪	The Affordable Care Act (ACA) does not require coverage for infertility treatments. Those states with an infertility mandate that covers IVF may have chosen an Essential Health Benefits (EHB) benchmark plan that includes the IVF mandate.

▪	The American Health Care Act (ACHA) if passed will likely eliminate the state mandate, reducing coverage from current levels

2.	TTA Women (Trying To Avoid): Approximately 30% of current Kindara users are using it to avoid pregnancy on a self-reported basis

▪	Currently, 12 million women in the United States take the hormonal contraception known as “the pill”

▪	Growing reports of negative side effects, will continue to have women shift to natural methods of birth control, like the Fertility Awareness Method (FAM).

▪	FAM is form of natural birth control that is 99.6% effective, based on a specific set of scientific principles used to measure and track a woman’s fertile and infertile times in their cycle.

22

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part-time)/full- time
Executive Officers:

Ira Hernowitz	CEO	51	May 2016	Full Time

Tia Newcomer	COO	43	May 1, 2017	Full Time

Directors:

Ira Hernowitz	Director	51	July 5, 2016

Dave Balter	Director	45	August 5, 2015

William Sacks	Director	37	May 6, 2011

Corey Schmid	Director	41	October 17, 2016

Ira Hernowitz – CEO

Ira believes that in business it is possible to “do well” and “do good”, which is why he is so excited to be at Kindara serving women in their quest to optimize health. Over 20 years ago, Ira recalls the frustration and angst he and his wife felt trying to conceive their first child. Like many of you, they dutifully charted his wife’s cycle (with an old-fashioned mercury thermometer), and ultimately had their daughter with some intervention via IUI. Ira is delighted to say they added a son two years later.

Ira has been fortunate to be part of amazing businesses in his career, stewarding storied brands as President of Stride Rite from 2013 to 2015, Executive Vice President at Toys R Us and Babies R Us from 2012 to 2013, as well as multiple senior executive positions at Hasbro from 1996 to 2012.

Tia Newcomer – COO

Tia is a senior executive with experience across commercial operations, marketing, sales and data science. She has spent the last 5 years in the women’s healthcare industry with a focus on getting women education about their choices along their fertility journey. From VP of Commercial Operations at Cord Blood Registry (a company that gives families the option to save newborn stem cells) to Chief Revenue Officer at Prelude Fertility (a company that educates women on preserving their fertility options).

Tia also has a +15-year foundation in tech and CPG (Hewlett Packard, PepsiCo, Frito Lay, Clorox, Revlon) with experience in startups, mid-sized companies and matrixed Fortune 100 companies.

Tia is maniacal on understanding customer pain points to deliver a human experience in companies and their products.

That human experience became very real when she and her husband faced difficulties getting pregnant due to his history of testicular cancer. Six samples purchased and only three used, Tia and her husband experienced first-hand how effective BBT charting was using IUI and a sperm donor to conceive their two beautiful daughters.

Dave Balter- Lead Board Director

Dave is the founder and CEO of Mylestone, which ensures your most precious memories are accessible, upon command. Mylestone’s transforms photos, video and audio into narratives that can be recalled via Voice Assistants, such as Amazon’s Alexa.

Previously, Dave was the CEO and co-founder of Smarterer, a skills assessment company from September 2013 to May 2015. It was acquired by Pluralsight in 2014. Post-acquisition, Dave was the Head of Transactions at Pluralsight from May 2015 to January 2016, while also serving as a Board Observer. Before co-founding Smarterer in 2010, Dave founded BzzAgent, a social media marketing company, which was acquired by dunnhumby, a division of Tesco (PLC) in 2011. From 2011-2014 Dave was part of the Global Executive Team at dunnhumby, where he led all venture and M&A activity.

Dave shares his drive for technology with his local Boston community as an investor and advisor to dozens of startups, including acting as Venture Partner in seed-stage investment firm Boston Seed Capital. Investments include Grapevine, Promoboxx, Help Scout, Kettle & Fire, Turo, NRG, AdHawk, and Fortified Bike. Dave is Vice Chairman of Boch Center for the Performing Arts, a nonprofit steward of iconic venues, providing arts, entertainment, cultural, and educational experiences to the greater Boston community.

23

William Sacks – Board Director

Will Sacks is an entrepreneur, designer, blogger, and engineer from Toronto Canada. Will holds a bachelor of mechanical engineering from McGill university, where he also studied economics and led the McGill Solar Vehicle Team. At McGill Will received various awards for extra-curricular involvement and academic achievement.

After McGill Will co-founded Lumetro, an online lighting distributor focusing on energy efficient lighting, and acted as director of sustainability at Watershed Technologies in Toronto. In 2010 Will fell in love with fertility charting and co-founded Kindara to help women everywhere feel calm and confident about their fertility. As CEO, Will grew Kindara from the idea stage to being a respected fertility app used by hundreds of thousands of women across dozens of countries. Having stepped aside as CEO in March, 2016, Will serves as a Kindara Director and works with other early stage startups to help them get to product/market fit.

Will is a graduate of HAXLR8R, Founder Institute, the Landmark Education Curriculum for Living, and has lived in 5 countries. Will has a passion for new technology, social and cultural evolution and activism, and entrepreneurship. Will currently resides with his wife Kati in Boulder Colorado.

Corey Schmid – Board Director

Corey Schmid is an Investment Partner with Seven Peaks Ventures from December 2013 to present, and Director, Management & Operating Engagements with Cascadian Consulting Group from March 2014 to present. She currently sits on the Board of Amplion Inc, is Steering Committee Member for the Bend Bio Consortium, and was a panelist and judge at the 2014 Bend Venture Conference. Corey also volunteers as a mentor in Bend’s top accelerator, Founder’s Pad and with other local organizations and charities in the Bend community. Corey graduated from Boston College with her BA in Human Development/Psychology and received her MBA from Portland State University. She now resides in Bend, Oregon with her husband and two sons, and is an avid mountain biker, runner and all around outdoor enthusiast.

24

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2016, we compensated our executive officers as follows:

Name	Capacities in which compensation was received ($)	Cash compensation ($)	Other compensation ($) – see below table of security ownership	Total compensation ($)
Ira Hernowitz	CEO and Interim CEO	$73,333	0	$73,333 (1)
Will Sacks	VP of Product/CEO	$76,767	0	$76,767
Sarah Hatcher	COO (from 1/1 through 3/31)	$58,971	0	$58,971

(1)	Ira Hernowitz’s total approved 2016 annual salary, as a full time CEO, was $175,000. Ira did not become the full time CEO until September 2016. From May 2016 to September 2016 Ira served as the interim CEO. During this time he was compensated $5,000 a month plus travel expenses.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of class	Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class (1)
Common Stock	Will Sacks	Box 380 1630 30th Street Unit A Boulder, CO 80301	3,475,937 shares (2)		77.9%
Common Stock	Ira Hernowitz	Box 380 1630 30th Street Unit A Boulder, CO 80301	0 shares	1,172,557 shares (3)	20.8%
Common Stock	SOSV III, LP and its affiliate, SOSV Investments LLC	Box 380 1630 30th Street Unit A Boulder, CO 80301	638,000 shares	4,066,980 shares (3)	55% (1) (ownership is 11.4% based on currently outstanding Common Stock)
Common Stock	All executive officers and directors as a group (including Will Sacks and Ira Hernowitz)	Box 380 1630 30th Street Unit A Boulder, CO 80301	3,475,937 shares (2)	1,172,557 shares (3)(4)	82% (1)
Series Seed Preferred Stock	Boston Seed Capital II, LP	Box 380 1630 30th Street Unit A Boulder, CO 80301	1,883,239 shares		16.2%
Series Seed Preferred Stock	SOSV III, LP and its affiliate, SOSV Investments LLC	Box 380 1630 30th Street Unit A Boulder, CO 80301	3157888 shares		27.2%
Series Seed II Preferred Stock	Boston Seed Capital II, LP	Box 380 1630 30th Street Unit A Boulder, CO 80301	1,363,636 shares		20.3%
Series Seed II Preferred Stock	SOSV III, LP and its affiliate, SOSV Investments LLC	Box 380 1630 30th Street Unit A Boulder, CO 80301	909,092 shares		13.5%
Series Seed II Preferred Stock	Hana Microelectronics Investments Co., Ltd	Box 380 1630 30th Street Unit A Boulder, CO 80301	1,363,636 shares		20.3%

(1)	This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.
(2)	Subject to vesting.
(3)	Shares available through the conversion of preferred stock and/or the exercise of vested stock options.
(4)	Pursuant to the Voting Agreement, Boston Seed Capital II, LP has the right to appoint a Preferred Director, who is currently Dave Balter. Mr. Balter does not individually hold or have the right to acquire any shares of stock.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We have not entered into any transactions in which the management or related persons have interest in outside of the ordinary course of our operations.

25

SECURITIES BEING OFFERED

General

The company is offering Series A Preferred Stock to investors in this offering. The Series A Preferred Stock may be converted into the Common Stock of the company at the discretion of each investor, or automatically upon the occurrence of certain events, like an Initial Public Offering. The company is therefore qualifying up to 14,000,000 shares of Series A Preferred Stock, convertible into an additional 14,000,000 shares of Common Stock under this Offering Statement, of which this Offering Circular is part.

The following description summarizes important terms of the company's capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Third Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part.

For a complete description of Kindara capital stock, you should refer to the Third Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, and applicable provisions of the Delaware General Corporation Law.

Immediately following the completion of this offering, Kindara’s authorized capital stock will consist of 52,000,000 shares of Common Stock, $0.00001 par value per share, 32,750,000 shares of Preferred Stock, $0.00001 par value per share, of which 11,750,000 shares are designated Series Seed Preferred Stock, 7,000,000 shares are designated Series Seed II Preferred Stock, and 14,000,000 are designated as Series A Preferred Stock. The total number of employee stock options authorized immediately following the completion of this offering is 8,797,000.

As of June 20, 2017, the outstanding shares and options included:

•	4,463,909 shares of Common Stock are issued, outstanding and fully vested;

•

11,627,544 shares of preferred stock designated as Series Seed Preferred Stock have been issued and are outstanding; 6,721,424 shares of preferred stock designated as Series Seed II Preferred Stock have been issued and are outstanding;

•	5,129,663 employee stock options have been committed pursuant to the 2011 Equity Incentive Plan and a warrant to purchase 270,000 shares of Common Stock is issued and outstanding.

Series A Preferred Stock, Series Seed Preferred Stock II and Series Seed Preferred Stock

General

The company has the authority to issue: 32,750,000 shares of Preferred Stock, of which (i) 11,750,000 have been designated as “Series Seed Preferred Stock” (ii) 7,000,000 have been designated as “Series Seed II Preferred Stock” and (iii) 14,000,000 has been designated as “Series A Preferred Stock”.

The Series A Preferred Stock sold in this Offering, the Series Seed Preferred Stock and the Series Seed II Preferred Stock currently outstanding will be entitled to receive dividends on a pari passu basis with each other share of such Series subject to their respective dividend rates.

Holders of the Series A Preferred Stock, the Series Seed Preferred Stock and the Series Seed II Preferred Stock will be treated equally for liquidation preferences. Holders of the Series A Preferred Stock, the Series Seed Preferred Stock and the Series Seed II Preferred Stock will have different voting rights, but are subject to the same broad anti-dilution provisions, as described below.

Dividend Rights

Holders of Series A Preferred Stock, the Series Seed Preferred Stock and the Series Seed II Preferred Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds at the dividend rate specified for such shares of Holders of Series A Preferred Stock, the Series Seed Preferred Stock and the Series Seed II Preferred Stock payable on a pari passu basis with each other share of such Series A Preferred Stock, Series Seed Preferred Stock and Series Seed II Preferred Stock, as applicable, and in preference and priority to any declaration or payment of any distribution on Common Stock of the Corporation in such calendar year. No distributions shall be made with respect to the Common Stock in any calendar year unless the Holders of Series A Preferred Stock, Series Seed Preferred Stock or Series Seed II Preferred Stock, respectively, first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock, Series Seed Preferred Stock or Series Seed II Preferred Stock, respectively, in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock, Series Seed Preferred Stock or Series Seed II Preferred Stock, respectively as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, Series Seed Preferred Stock or Series Seed II Preferred Stock, respectively, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock, Series Seed Preferred Stock or Series Seed II Preferred Stock, respectively, determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series A Original Issue Price, Series Seed Original Issue Price or Series Seed II Original Issue Price (each as defined below). The “Series A Original Issue Price” shall mean $0.25 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. The “Series Seed Original Issue Price” shall mean $0.5310 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed Preferred Stock. The “Series Seed II Original Issue Price” shall mean $0.22 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed II Preferred Stock.

26

The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of the Series A Preferred Stock, Series Seed Preferred Stock, and Series Seed II Preferred Stock is entitled to one vote for each share of Common Stock, which would be held by each stockholder if all of the Series Seed Preferred Stock, Series Seed II Preferred Stock or the Series A Preferred Stock were converted into Common Stock. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number. Holders of Series Seed Preferred Stock, Series Seed II Preferred Stock and the Series A Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders as a single class with the holders of Common Stock, provided that in accordance with the terms of the company’s Third Amended and Restated Certificate of Incorporation:

As long as shares of Seed II Preferred Stock are issued and outstanding, the company or any of its subsidiaries shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Seed II Preferred Stock, whether directly or indirectly by amendment, merger, consolidation, reorganization, recapitalization or otherwise:

•	liquidate, dissolve or wind-up the business and affairs of the company, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

•	amend, alter or repeal any provision of the Certificate of Incorporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock, Series Seed Preferred Stock or Series Seed II Preferred Stock;

•	create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock, Series Seed Preferred Stock and Series Seed II Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series A Preferred Stock, Series Seed Preferred Stock or Series Seed II Preferred Stock, as the case may be, or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock, Series Seed Preferred Stock or Series Seed II Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption;

•	adopt or amend any stock option or equity incentive plan unless such adoption or amendment has been approved by the Board of Directors, including the approval of the Preferred Director;

•	purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof or (iv) as approved by the Board of Directors, including the approval of the Preferred Director;

•	create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Company and its subsidiaries for borrowed money following such action would exceed $250,000 unless such debt security has received the prior approval of the Board of Directors, including the approval of the Preferred Director; or

•	increase or decrease the authorized number of directors constituting the Board of Directors.

In addition, the holders of Preferred Stock are subject to a drag-along provision as set forth in the Second Amended and Restated Voting Agreement pursuant to which each holder of Series A Preferred Stock agrees that, in the event the Company’s Board and the holders of a majority of the Company’s voting stock vote in favor of a sale of the company, then such holder of Series A Preferred Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the Company, and deliver any documentation or take other actions reasonably required, amongst other covenants.

27

Right to Receive Liquidation Distributions

In the event of the company's liquidation, dissolution, or winding up, holders of its Series A Preferred Stock, Series Seed Preferred Stock and Series Seed II Preferred Stock are entitled to liquidation preference superior to holders of the Common Stock in accordance with the Third Amended and Restated Certificate of Incorporation. In the event of any liquidation event, either voluntary or involuntary, the holders of the Series A Preferred Stock, the Series Seed Preferred Stock and the Series Seed II Preferred Stock shall be entitled to receive on a pari passu basis and prior and in preference to any distribution of any of the assets of the company to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock, Series Seed Preferred Stock and Series Seed II Preferred Stock held by them equal to the greater of (i) the liquidation preference specified for such share of Series A Preferred Stock, Series Seed Preferred Stock, or Series Seed II Preferred Stock plus all declared but unpaid dividends (if any) on such share of Series A Preferred Stock, Series Seed Preferred Stock, and Series Seed II Preferred Stock or (ii) the amount each share of Series A Preferred Stock, Series Seed Preferred Stock or Series Seed II Preferred Stock would be entitled to receive if all shares of Series A Preferred Stock, Series Seed Preferred Stock or Series Seed II Preferred Stock were converted into shares of Common Stock immediately prior to such event. If upon a Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the Series A Preferred Stock, the Series Seed Preferred Stock and the Series Seed II Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock, the Series Seed Preferred Stock and the Series Seed II Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to Section 2 of the Third Amended and Restated Certificate of Incorporation.

The Series Seed Preferred Stockholders are entitled to a liquidation preference over common stockholders at the Series Seed Original Issue Price of $0.5310 per share.

The Series Seed Preferred II Stockholders are entitled to a liquidation preference over common stockholders at the Series Seed II Original Issue Price of $0.22 per share.

The Series A Preferred Stock holders are entitled to a liquidation preference over common stockholders at the Series A Original Issue Price of $.25 per share.

The holders of Preferred Stock are entitled to vote elect a director to the Board of Directors pursuant to the Amended and Restated Voting Agreement.

Rights and Preferences

The Series Seed Preferred Stock, the Series A Preferred Stock, and the Series Seed II Preferred Stock are each convertible into the Common Stock of the company as provided by Section 4 of the Third Amendment to the Amended and Restated Certificate of Incorporation. Each share of Series A Preferred Stock, Series Seed Preferred Stock and Series Seed II Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of Kindara or any transfer agent for the Series A Preferred Stock, the Series Seed Preferred Stock and the Series Seed II Preferred Stock, as applicable, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Series A Original Issue Price, Series Seed Original Issue Price or Series Seed II Original Issue Price, as applicable, by the Series A Conversion Price (originally $.25 per share), the Series Seed Original Issue Price (originally $.5310 per share) or the Series Seed II Original Issue Price (originally $.22 per share), as applicable. The Series A Conversion Price, the Series Seed Conversion Price and the Series Seed II Conversion Price will be adjusted from time to time as described below under “Anti-Dilution Rights”.

In certain instances, the Series A Preferred Stock, the Series Seed Preferred Stock and the Series Seed II Preferred Stock will be subject to an automatic conversion event in accordance with the terms of the Third Amended and Restated Certificate of Incorporation. These include a (i) firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25,000,000 of proceeds to the company, net of underwriting discounts and commissions, and at a per share price of at least three (3) times the Series A Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), or (ii) upon the receipt by the company of a written request for such conversion from the holders of a majority of the Series A Preferred Stock, the Series Seed Preferred Stock and the Series Seed II Preferred Stock then outstanding (voting as a single class and on an as-converted basis).

Holders of our Preferred Stock have a right of co-sale and a right of first refusal to purchase shares in new securities the company may propose to sell after the date of that agreement. The right of first refusal in the agreement will end if the company makes an initial public offering.

28

Anti-Dilution Rights

Holders of Series A Preferred Stock, the Series Seed Preferred Stock and the Series Seed II Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Series A Preferred Stock, the Series Seed Preferred Stock and the Series Seed II Preferred Stock in the event of a stock split, stock dividend or other distribution of property to holders of Common Stock.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds and only following payment to holders of the company’s Series A Preferred Stock, Series Seed Preferred Stock and Series Seed II Preferred Stock, as detailed in the company’s Third Amended and Restated Certificate of Incorporation. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Right to Receive Liquidation Distributions

In the event of the company's liquidation, dissolution, or winding up, holders of its Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the company's debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of all shares of the outstanding Series A Preferred Stock, Series Seed Preferred Stock and Series Seed II Preferred Stock.

Rights and Preferences

Holders of the company's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the company's Common Stock.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of certain directors subject to the terms of the Second Amended and Restated Voting Agreement.

Investment Management Agreement

As noted above, investors who acquire shares in this offering of our Series A Preferred Stock will be subject to an Investment Management Agreement with SI Securities, LLC. The following summary of the Investment Management Agreement is qualified in its entirety by the Investment Management Agreement itself, which is provided as an exhibit to this Offering Statement of which this Offering Circular is part:

●	The investor irrevocably appoints SI Securities, LLC, to vote, exercise any right, power and authority, and convert the investor’s shares of Series A Preferred Stock, as well as the investor’s shares of Common Stock of the company following the conversion of the Series A Preferred Stock;

●	Prior to undertaking any action or conversion, SI Securities may be required to request approval of the investors on a majority or super-majority basis, as determined by the Investment Management Agreement. Investors will have seven calendar days to approve or deny the action. If the investor does not approve or deny the action within that seven calendar day period, the investor relinquishes the right to approve or deny the action. Should majority or super-majority approval or denial be received, SI Securities, LLC will act for all of the shares as if unanimous approval or denial was received;

●	SI Securities, LLC is not restricted from acquiring a financial interest in the company, creating a potential for a conflict of interest;

●	There are no additional fees to investor as a result of the Investment Management Agreement. SI Securities, LLC is required to bear the expense of its activities under the Investment Management Agreement;

●	SI Securities, LLC may only be removed as a Manager under the Investment Management Agreement by super-majority vote of investors;

●	The Investment Management Agreement is effective until one of the following events occurs: (1) upon the liquidation or sale of the company, (2) approval of termination of the Investment Management Agreement by a majority of investors subject to the agreement, or (3) the resignation or removal of SI Securities, LLC as Manager under the agreement without the appointment of a new Manager by investors;

●	Under the Investment Management Agreement, SI Securities, LLC is not liable to investors for any act or failure to act except in the event of fraud, gross negligence, willful malfeasance, intentional and material breach of the Investment Management Agreement, or conduct that is the subject of a criminal proceeding, provided that SI Securities, LLC knew the conduct was illegal; and

●	Investors are required to indemnify and reimburse expenses of SI Securities, LLC for any legal claims against SI Securities, LLC as a result of any act or failure to act in connection with the activities as Manager under the Investment Management Agreement.

29

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering a minimum of 2,000,000 and up to 14,000,000 shares of Series A Preferred Stock, as described in this Offering Circular. The company has engaged SI Securities, LLC as its sole and exclusive placement agent to assist in the placement of its securities. SI Securities, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

Per
Share
Public offering price	$0.25
Placement Agent commissions	$0.01875
Proceeds, before expenses, to us	$0.23125

Placement Agent Equity

The company has agreed to issue to SI Securities, LLC, for nominal consideration, 5% of the total number of shares of Series A Preferred Stock successfully placed by SI Securities, LLC (“Equity Compensations”). The shares of Series A Preferred Stock issuable will have identical rights, preferences, and privileges to those being offered by this Offering Circular.

The Equity Compensation has been deemed compensation by FINRA and is therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), the Equity Compensation may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the qualification date or commencement of sales of this offering, except to any placement agent and selected dealer participating in the offering and their bona fide officers or partners and except as otherwise provided for in FINRA Rule 5110(g)(2).

Other Terms

Except as set forth above, the company is not under any contractual obligation to engage SI Securities, LLC to provide any services to the company after this offering, and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce the company to potential target businesses or assist the company in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to the company after this offering, the company may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, SI Securities, LLC may engage selling agents in connection with the Offering to assist with the placement of securities.

30

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Series A Preferred Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), provided that the minimum offering amount has been met. Investors may subscribe by tendering funds via wire or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until both the minimum offering amount has been reached and a closing has occurred. However, in the event we have not sold the minimum amount of shares by the date that is one year from the qualification of this offering with the Commission, or sooner terminated by the company, any money tendered by potential investors will be promptly returned by the Escrow Agent. Upon closing, funds tendered by investors will be made available to the company for its use.

In order to invest you will be required to subscribe to the Offering via the Online Platform and agree to the terms of the Offering, Series A Preferred Stock Purchase Agreement, and any other relevant exhibit attached thereto.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on income from sales, funds raised in any offerings from accredited investors.

REWARDS

At stepped investment levels, the company plans to offer investment packages that provide various incentives. The company plans to offer the following benefits at various levels of investment:

Any investor that acquires more than $10,000 worth of Series A Preferred Stock in this raise will be offered a Wink device and a lifetime subscription to the Kindara app.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT BENEFIT PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

31

FINANCIAL STATEMENTS

Kindara, Inc.

A Delaware Corporation

Financial Statements and Independent Auditor’s Report

December 31, 2016 and 2015

F-1

KINDARA, INC.

F-2

To the Board of Directors of

Kindara, Inc.

Boulder, Colorado

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of Kindara, Inc., which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-3

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kindara, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not generated profits since inception, has sustained net losses of $1,740,852 and $2,403,038 for the years ended December 31, 2016 and 2015, respectively, and has an accumulated deficit of $5,889,641 and $4,148,789 as of December 31, 2016 and 2015, respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

June 12, 2017

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-4

KINDARA, INC.

BALANCE SHEETS

As of December 31, 2016 and 2015

	2016	2015
Assets
Current assets:
Cash and cash equivalents	$213,684	$1,474,318
Inventory	383,153	148,476
Prepaid expenses and other current assets	4,740	54,081
Total current assets	601,577	1,676,875
Furniture, fixtures, machinery and equipment:
Furnitures and fixtures	2,708	10,400
Computer equipment	29,004	28,777
Machinery and equipment	81,573	40,495
Total furniture, fixtures, machinery and equipment	113,285	79,672
Less accumulated depreciation	(25,928)	(5,624)
Net property, furniture, furnishings, and equipment	87,357	74,048
Other assets:
Deposits and other assets	—	74,200
Total other assets	—	74,200
Total assets	$688,934	$1,825,123

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$104,686	$115,598
Accrued and other current liabilities	106,430	32,432
Deferred revenue	33,884	564,081
Total current liabilities	245,000	712,111
Total liabilities	245,000	712,111
Commitments and contingencies
Stockholders' equity:
Common stock; $0.00001 par value; 27,000,000 shares authorized;
4,463,909 and 4,987,927 shares issued and outstanding at
December 31, 2016 and 2015, respectively	45	50
Series Seed preferred stock; $0.00001 par value; 11,750,000 shares authorized, 11,627,544 shares issued and outstanding at each
December 31, 2016 and 2015, liquidation preference of
$6,174,226 at each December 31, 2016 and 2015.	116	116
Series Seed II preferred stock; $0.00001 par value; 5,000,000 shares authorized, 4,903,242 and 0 shares issued and outstanding at
December 31, 2016 and 2015, respectively; liquidation
preferences of $1,078,713 and $0 as of December 31, 2016
and 2015, respectively.	49	—
Additional paid-in capital	6,333,365	5,261,635
Accumulated deficit	(5,889,641)	(4,148,789)
Total stockholders' equity	443,934	1,113,012
Total liabilities and stockholders' equity	$688,934	$1,825,123

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-5

KINDARA, INC.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2016 and 2015

	2016	2015
Revenues:
Sales of product, net	$1,083,844	$23,292
Total revenue	1,083,844	23,292

Cost of goods sold:
Cost of goods sold	776,304	20,128
Total cost of goods sold	776,304	20,128

Gross margin	307,540	3,164

Operating expenses:
Salaries and related	838,500	941,633
General and administrative	328,499	180,925
Development costs	274,361	738,799
Contract labor	261,170	240,718
Warehouse	32,342	—
Sales and marketing	164,192	104,784
Royalty fees	58,161	—
Depreciation	23,520	2,850
Share-based compensation	18,948	47,198
Loss on sale and disposal of furniture, fixtures,
machinery, and equipment	3,832	—
Total operating expenses	2,003,525	2,256,907
Loss from operations	(1,695,985)	(2,253,743)
Other income (expense):
Interest income	31	25
Interest expense	—	(51,643)
Financing cost	—	(100,000)
Settlement expense	(45,000)	—
Other income (loss)	102	2,323
Total other income (expense)	(44,867)	(149,295)
Net loss	$(1,740,852)	$(2,403,038)

Weighted-average vested common shares outstanding
- Basic and Diluted	4,730,236	4,987,972

Net loss per common share
- Basic and Diluted	$(0.37)	$(0.48)

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-6

KINDARA, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2016 and 2015

	Series Seed		Series Seed II				Additional
	Preferred Stock		Preferred Stock		Common Stock		paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	Total
Balance – December 31, 2014	—	$—	—	$—	4,987,972	$50	$344,288	$(1,745,751)	$(1,401,413)
Series Seed stock issued for convertible debt	5,977,827	60	—	—	—	—	1,935,206	—	1,935,266
Series Seed stock issued for cash	5,649,717	56	—	—	—	—	2,999,943	—	2,999,999
Share-based compensation	—	—	—	—	—	—	47,198	—	47,198
Offering costs for issuance of preferred shares							(65,000)	—	(65,000)
Net loss	—	—	—	—	—	—	—	(2,403,038)	(2,403,038)
Balance – December 31, 2015	11,627,544	$116	—	$—	4,987,972	$50	$5,261,635	$(4,148,789)	$1,113,012
Series Seed II preferred shares issued for cash	—	—	4,903,242	49	—	—	1,070,665	—	1,070,714
Repurchase of founder shares	—	—	—	—	(524,063)	(5)	—	—	(5)
Share-based compensation	—	—	—	—	—	—	18,948	—	18,948
Offering costs for issuance of preferred shares							(17,883)	—	(17,883)
Net loss	—	—	—	—	—	—	—	(1,740,852)	(1,740,852)
Balance – December 31, 2016	11,627,544	$116	4,903,242	$49	4,463,909	$45	$6,333,365	$(5,889,641)	$443,934

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-7

KINDARA, INC.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2016 and 2015

	2016	2015
Cash flows from operating activities:
Net loss	$(1,740,852)	$(2,403,038)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	23,520	2,850
Share-based compensation	18,948	47,198
Loss on disposal of furniture, fixtures, machinery and equipment	3,832	—
Changes in assets and liabilities:
Inventory	(234,677)	(145,277)
Prepaid expenses and other current assets	49,341	(50,930)
Accounts payable	(10,913)	(11,370)
Accrued and other current liabilities	73,998	32,432
Deferred revenue	(530,197)	447,758
Deposits	74,201	(72,701)
Net cash used in operating activities	(2,272,799)	(2,153,078)
Cash flows from investing activities:
Purchase of furniture, fixtures, machinery and equipment	(40,661)	(57,384)
Net cash provided by (used in) investing activities	(40,661)	(57,384)
Cash flows from financing activities:
Proceeds from the issuance of Series Seed II Preferred shares	1,070,714	—
Proceeds from the issuance of Series Seed I Preferred shares	—	2,999,999
Payments to acquire common stock from founder	(5)	—
Proceeds from borrowing on convertible debt	—	630,000
Offering costs for issuance of preferred shares	(17,883)	(65,000)
Net cash provided by financing activities	1,052,826	3,564,999
Net (decrease) increase in cash and cash equivalents	(1,260,634)	1,354,537
Cash and cash equivalents – beginning of year	1,474,318	119,781
Cash and cash equivalents – end of year	$213,684	$1,474,318

Supplemental disclosure of cash flow information:
Cash paid for interest, excluding amounts capitalized	$—	$—
Supplemental disclosures of noncash investing and financing activities:
Conversion of debt and accrued interest to Preferred Shares	$—	$(1,935,265)

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-8

KINDARA, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Kindara, Inc., f/k/a Conscious Cycles, LLC (the “Company”), is a corporation organized April 22, 2010. Conscious Cycles, LLC changed its name to Kindara, Inc. on May 6, 2011 and converted from a limited liability company to a corporation under the laws of Delaware. The Company develops a fertility awareness application for iPhone and Android. It develops Kindara Fertility Trackr, a fertility tracking application that helps women to get pregnant faster, avoid pregnancy naturally, or better understand their cycles. The Company also offers Wink, an oral fertility thermometer that records BBT and syncs automatically with the Kindara application. The Company sells the Wink product through distributors. The Kindara app is available, free of charge, to download from the Apple App Store or on Google Play.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not generated profits since inception, has sustained net losses of $1,740,852 and $2,403,038 for the years ended December 31, 2016 and 2015, respectively, and has an accumulated deficit of $5,889,641 and $4,148,789 as of December 31, 2016 and 2015, respectively. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of the balance sheet date, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits.

See accompanying Independent Auditor’s Report

F-9

Deposits

Deposits and other assets primarily relate to deposits held by third parties related to office lease security deposits and leasehold improvement costs incurred by the Company. Security deposits included in deposits and other current assets in the accompanying balance sheets, were $0 and $32,700 at December 31, 2016 and 2015, respectively.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Inventory

Inventory is stated at the lower of cost or market and accounted for using a standard cost method. The inventory balances as of December 31, 2016 and 2015 consist of finished goods of approximately $169,400 and $3,400, respectively, and raw materials of approximately $213,800 and $145,100, respectively. The Company has outsourced the production, warehousing and fulfillment of its inventory to a third parties. The Company evaluates the carrying value of its inventory for obsolescence and impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable and adjustments are recognized in the statement of operations in the period such adjustment is determined.

See accompanying Independent Auditor’s Report

F-10

Capital Assets

Furniture, fixtures, machinery and equipment are recorded at cost. Depreciation is recorded for furniture, fixtures, machinery and equipment using the straight-line method over the estimated useful lives of assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. The balances at December 31, 2016 and 2015 consist of furniture, fixtures, machinery and equipment with 3-7 year lives.

Depreciation charges on furniture, fixtures, machinery and equipment are included in general and administrative expenses and amounted to $23,520 and $2,850 as of December 31, 2016 and 2015, respectively.

Intangible Assets

The Company capitalizes costs related to obtaining and filing patents and trademarks, and commences amortization over the patent’s estimated useful life, typically 15 years, when a patent is successfully filed and does not amortize trademark costs based on the determination of a perpetual useful life. To date, the Company has not capitalized any costs related to obtaining and filing patents and trademarks as the cost has not been material. Therefore, the Company has not recorded an intangible asset, nor any amortization expense for the years ending December 31, 2016 and 2015.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. The Company typically collects revenue upon sale and recognizes the revenue when the item has shipped. Orders that have been placed and paid as of year-end but have not been shipped are recorded to deferred revenue. Sales tax is collected on sales in Colorado and these taxes are recorded as a liability until remittance. The Company estimates warranty cost based on its historic results and policies in place at the sale date, and records a warranty reserve for this estimate.

Merchant Account Fees

The Company includes credit card merchant account fees as general and administrative in the statement of operations. As of December 31, 2016, and 2015, the Company had merchant account fees of approximately $31,700 and $1,200, respectively.

Outbound Shipping Fees

The Company includes outbound shipping fees as sales and marketing in the statement of operations. As of December 31, 2016, and 2015, the Company had outbound shipping fees of approximately $79,100 and $0, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

See accompanying Independent Auditor’s Report

F-11

Research and Development

Research and development ("R&D") costs are charged to expense as incurred. R&D expenses consist primarily of salaries, project materials, contract labor and other costs associated with ongoing product development and enhancement efforts. R&D expenses were $274,361 and $738,799 for the years ended December 31, 2016 and 2015, respectively and are included in development costs in the Statements of Operations.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive, and consist of the following:

	2016	2015

Preferred stock	16,530,786	11,627,544
Stock options	1,356,956	2,261,759
Total potentially dilutive shares	17,887,742	13,889,303

As all potentially dilutive securities are anti-dilutive as of December 31, 2016 and 2015, diluted net loss per share is the same as basic net loss per share for each year.

F-12

NOTE 4: STOCKHOLDERS’ EQUITY

Common Stock

The Company authorized 27,000,000 shares of common stock at $0.00001 par value as of each December 31, 2016 and 2015. As of December 31, 2016 and 2015, 4,463,909 and 4,987,972 shares of common stock were issued and outstanding, respectively.

The Company has reserved 4,347,500 shares of its common stock pursuant to the 2011 Equity Incentive Plan. 1,356,956 and 2,261,759 stock options are outstanding as of December 31, 2016 and 2015, respectively. In 2017, the Company increased the common stock reserved for the 2011 Equity Incentive Plan to 5,597,500. See Note 11.

Common Stock Repurchase

In 2016, Company’s Board of Directors authorized the purchase of the Company’s common shares. Subject to security laws, repurchases may be made at such times, in such amounts as the Company deems appropriate. As of December 31, 2016, the Company had repurchased 524,063 shares at par value for a total of $5.

Preferred Stock

On July 21, 2016, the Company amended its Certificate of Incorporation to authorize 16,750,000 shares of $0.00001 par preferred stock, designated as 5,000,000 Series Seed II Preferred stock and 11,750,000 Series Seed Preferred stock. As of December 31, 2016, and 2015, 16,530,786 and 11,627,544 shares of preferred stock were issued and outstanding.

The Series Seed II Preferred stockholders are entitled to certain dividend preferences over common stockholders, and Series Seed Preferred stockholders have certain dividend preferences over Series Seed II Preferred stockholders and common stockholders, all as provided and defined in the Company’s amended and restated articles of incorporation.

Each holder of the Series Seed Preferred and Series Seed II Preferred stock is entitled to one vote for each share of Common Stock, which would be held by each stockholder if all of the Series Seed Preferred and Series Seed II Preferred stock were converted into common stock. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closes whole number. The Series Seed Preferred and Series Seed II Preferred stockholders, as a separate class, are entitled to elect one Board of Director.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the Series Seed Preferred and Series Seed II Preferred stockholders shall be entitled to be paid out of the assets of the Company available for distribution before any payment shall be made to the common stockholders an amount per share equal to the greater of (1) one times the original issue price, plus any dividends declared but unpaid, or (2) such amount per share as would have been payable had all shares of Series Seed Preferred and Series Seed II Preferred stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. In the event the assets of the Company available shall be insufficient to pay the Series Seed Preferred and Series Seed II Preferred stockholders the full amount, the Series Seed Preferred and Series Seed II Preferred stockholders shall share ratably in any distribution of assets available for distribution proportionately.

See accompanying Independent Auditor’s Report

F-13

The Series Seed Preferred stockholders are entitled to a liquidation preference over common stockholders at the Series Seed original issue price of $0.5310 per share. The liquidation preference for Series Seed Preferred stockholders totaled $6,174,226 as of both December 31, 2016 and 2015.

The Series Seed II Preferred stockholders are entitled to a liquidation preference over common stockholders at the Series Seed II original issue price of $0.22 per share. The liquidation preference for Series Seed II Preferred stockholders totaled $1,078,713 and $0 as of December 31, 2016 and 2015, respectively.

The Company must receive written consent or affirmative vote of the holders of a majority of the then outstanding shares of preferred stock to (a) effect a liquidation, dissolution or wind-up of the Company, merger or consolidation or any other deemed liquidation event, or (b) amend, alter or repeal any provision of the Certificate of Incorporation in a manner that adversely affects the powers, preferences or rights of the preferred stockholders, or (c) authorize, create or issue any additional class or series of capital stock unless it ranks junior to the preferred shareholders with respect to distribution of assets, payment of dividends or rights of redemption, or (d) adopt or amend any stock option amendment, unless previously approved by the Board of Directors, or (e) purchase or redeem or pay or declare any dividend on any shares of capital stock other than specifically provided in the Certificate of Incorporation or as approved by the Board of Directors, or (d) create, authorize or issue any debt security in excess of $250,000, unless approved by the Board of Directors, or (f) increase or decrease the authorized number of directors constituting the Board of Directors.

The Series Seed Preferred and Series Seed II Preferred stockholders are entitled to optional conversion at a 1:1 rate, with certain dilution protections as defined in the Company’s amended and restated articles of incorporation. In the event of a liquidation, dissolution or winding up of the Company or a deemed liquidation event, the conversion rights shall terminate. The Series Seed Preferred and Series Seed II Preferred stockholders will be mandatorily converted into shares of common stock upon either (a) an IPO resulting in at least $25 million of proceeds to the Company and at a per share price of at least three times the original issue price, or (b) the date and time specified by vote or written consent of the holders of a majority of the then outstanding preferred stock.

The Company issued its Series Seed II Preferred stock during 2016 resulting in issuance of 4,903,242 shares of Series Seed II Preferred stock at an issuance price of $0.22 per share as of December 31, 2016. During 2015, the Company issued its Series Seed Preferred stock, resulting in the issuance of 5,649,717 shares of Series Seed Preferred stock at an issuance price of $0.53 per share. These issuances provided proceeds of $1,070,714 and $2,999,999 for the years ended December 31, 2016 and 2015, respectively. As discussed in Note 5, convertible notes payable were converted to Series Seed Preferred stock in 2015, resulting in the issuance of 5,977,827 shares of Series Seed Preferred stock, relieving principal and accrued interest of $1,935,266 on the convertible notes payable.

See accompanying Independent Auditor’s Report

F-14

NOTE 5:  LONG-TERM DEBT

Convertible Notes Payable

During the years ended December 31, 2011, 2012, 2013, 2014 and 2015, the Company issued various convertible promissory notes, subject to automatic conversion upon a qualified equity financing in excess of $300,000, maturity date or corporate transaction or IPO, as defined in the note agreements. The notes were issued with varying terms as outlined in the following schedule.

Issuance Year	Number of Notes	Combined Principal Amount	Interest Rate	Conversion Terms	Term	Number of Shares Converted during 2015	Maturity

2011	12	$100,500	E	A	48 months	640,050	11/7/2015
2012	11	362,000	E	B	36-37 months	1,903,222	11/7/2015
2013	5	370,000	F	C	24 months	1,171,213	11/7/2015
2014	15	300,000	F	C	14-15 months	911,356	11/7/2015
2015	15	630,000	E	D	10-12 months	1,351,986	3/19/2016
		$1,762,500				5,977,827

A: If the next equity financing occurs before maturity date, then convertible into lesser of (x) 65% of the price paid per share by investors in the next qualified equity financing (over $300,000) and (y) a price per share obtained by dividing (a) $1,750,000 by (b) pre-money fully diluted capitalization (including shares from this and other convertible notes). If maturity date or corporate transaction/IPO occurs before the next equity financing, then convertible at price per share obtained by dividing (a) $1,500,000 by (b) pre-money fully diluted common shares (including shares from this and other convertible notes).

B: If the next equity financing occurs before maturity date, then convertible into lesser of (x) 70% of the price paid per share by investors in the next qualified equity financing (over $300,000) and (y) a price per share obtained by dividing (a) $2,000,000 by (b) pre-money fully diluted capitalization (including shares from this and other convertible notes). If maturity date or corporate transaction/IPO occurs before the next equity financing, then convertible at price per share obtained by dividing (a) $2,000,000 by (b) pre-money fully diluted common shares (including shares from this and other convertible notes).

C: If the next equity financing occurs before maturity date, then convertible into lesser of (x) 75% of the price paid per share by investors in the next qualified equity financing (over $300,000) and (y) a price per share obtained by dividing (a) $3,000,000 by (b) pre-money fully diluted capitalization (including shares from this and other convertible notes). If maturity date or corporate transaction/IPO occurs before the next equity financing, then convertible at price per share obtained by dividing (a) $2,500,000 by (b) pre-money fully diluted common shares (including shares from this and other convertible notes).

D: If the next equity financing occurs before maturity date, then convertible into lesser of (x) 90% of the price paid per share by investors in the next qualified equity financing (over $300,000) and (y) a price per share obtained by dividing (a) $6,000,000 by (b) pre-money fully diluted capitalization (including shares from this and other convertible notes). If maturity date or corporate transaction/IPO occurs before the next equity financing, then convertible at price per share obtained by dividing (a) $5,000,000 by (b) pre-money fully diluted common shares (including shares from this and other convertible notes).

E: 8% fixed interest rate.

F: 6% fixed interest rate.

See accompanying Independent Auditor’s Report

F-15

In August 2015, all of these convertible notes were converted, inclusive of accrued and unpaid interest, based upon the conversion terms and the occurrence of a qualifying equity transaction, resulting in the issuance of 5,977,827 shares of preferred stock. After this conversion event, none of these convertible notes payable or related accrued interest payable remained outstanding.

NOTE 6:  INCOME TAXES

As of December 31, 2016, the Company estimates it has net operating loss carryforwards available to offset future federal income tax of approximately $5,294,000. These carryforwards will expire between the years 2031 through 2036. Under the Tax Reform Act of 1986, the amount of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances. Events that may cause changes in the tax carryovers include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Therefore, the amount available to offset future taxable income may be limited. Deferred tax assets were comprised of the net operating loss carryforwards along with other temporary tax differences such as R&D credits, depreciation, charitable contributions and share-based compensation. The Company carries a deferred tax valuation allowance equal to 100% of total deferred assets. In recording this allowance, the Company has considered a number of factors, but chiefly, the net operating losses from inception. The Company has concluded that a valuation allowance is required for 100% of the total deferred tax assets as it is more likely than not that the deferred tax assets will not be realized. The Company estimates its blended federal and state effective tax rate will be 37.1% and that effective tax rate for both the year ended December 31, 2016 and 2015 is 0% as the deferred tax assets are reduced to zero with the 100% valuation allowance.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Deferred tax assets were comprised of the following as of December 31, 2016 and 2015:

	2016	2015

R&D carryforward credit	$122,598	$97,598
Other	12,347	11,538
NOL carryforward	1,961,806	1,327,503
Long-term deferred tax asset	2,096,751	1,436,639

Total deferred tax asset	2,096,751	1,436,639
Less valuation allowance	(2,096,751)	(1,436,639)

Net deferred tax asset	$—	$—

See accompanying Independent Auditor’s Report

F-16

NOTE 7: SHARE-BASED PAYMENTS

Stock Plan

The Company has adopted the 2011 Equity Incentive Plan, as amended and restated (the “Plan”), which provides for the grant of shares of stock options to employees, non-employee directors, and non-employee consultants. Under the Plan, the number of shares authorized to be granted was 4,347,500 shares at both December 31, 2016 and 2015. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all the awards granted since the Plan’s inception. Shares available for grant under the Plan amounted to 2,990,044 and 2,085,741 at December 31, 2016 and 2015, respectively.

Vesting generally occurs over a period of immediately to four years. A summary of information related to stock options for the years ended December 31, 2016 and 2015 is as follows:

	December 31, 2016		December 31, 2015
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding - beginning of year	2,261,759	$0.11	403,244	$0.14
Granted	1,687,000	$0.11	1,964,895	$0.11
Exercised	—		—
Forfeited	(2,591,803)	$0.11	(106,380)	$0.19
Outstanding - end of year	1,356,956	$0.11	2,261,759	$0.11

Exercisable at end of year	1,310,684	$0.11	1,170,798	$0.11

Weighted average grant date fair value of options granted during year	$0.042		$0.046

Weighted average duration (years) to expiration of outstanding options at year-end	8.44		9.60

Aggregate Intrinsic Value	$—		$—

The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. Thus, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

See accompanying Independent Auditor’s Report

F-17

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised. The assumptions utilized for option grants during the years ended December 31, 2016 and 2015 are as follows:

	2016	2015

Risk Free Interest Rate	1.59%	1.75%-2.11%
Expected Dividend Yield	0.00%	0.00%
Expected Volatility	32.47%	35.5%-38.2%
Expected Life (years)	7.00	5.00-7.00
Fair Value per Stock Option	$0.04	$0.04-$0.05

Stock-based compensation expense of $18,948 and $47,198 was recognized under FASB ASC 718 for the years ended December 31, 2016 and 2015, respectively. Total unrecognized compensation cost related to non-vested stock option awards amounted to $3,676 for the years December 31, 2016, which will be recognized over the next two years.

Warrants

On May 8, 2011, the Company issued a warrant to purchase 3.5% of the Company’s fully diluted capitalization measured immediately following the closing of the next qualified equity financing at an exercise price equal to the per share price of the next qualified equity financing round. The warrant had a 5 year life. In August 2015, the Company’s Board of Directors authorized the termination of the warrant to purchase shares and the Company paid $100,000 to terminate the warrant.

NOTE 8: LEASE OBLIGATIONS

For the year ended December 31, 2015, the Company occupied office space on a month-to-month basis with no formal lease in place.

Effective April 4, 2016, the Company entered into a lease agreements for office space. The lease term commenced April 4, 2016 and expires on June 30, 2019. Monthly lease obligations under the agreement included base rent of $5,466 per month plus operating costs of $2,759, but subject to actual expenses. A $32,700 deposit was paid at the commencement of the lease. The Company defaulted on this lease in July 2016 and reached a settlement agreement with the landlord in February 2017.

See accompanying Independent Auditor’s Report

F-18

Since August 2016, the Company occupies office space effective on a month-to-month basis with no formal lease in place and pays $1,000 per month.

The Company has no minimum future lease obligations as of December 31, 2016.

NOTE 9: COMMITMENTS AND CONTINGENCIES

In 2015, the Company entered into an agreement with a third party for joint development of a Bluetooth based basal body thermometer. In exchange for transferring all rights to the Company and maintaining the hardware, firmware and API, the third party will receive a royalty on each unit sold based on a set schedule ranging from $2.00 per unit to $10.00 per unit, depending on the number of units sold.

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 10: RECENT ACCOUNTING PRONOUNCEMENTS

In January 2016, the FASB issued Accounting Standards Update No. 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which requires that (i) all equity investments, other than equity-method investments, in unconsolidated entities generally be measured at fair value through earnings and (ii) when the fair value option has been elected for financial liabilities, changes in fair value due to instrument-specific credit risk will be recognized separately in other comprehensive income. Additionally, the ASU 2016-01 changes the disclosure requirements for financial instruments. The new standard will be effective for the Company starting in the first quarter of fiscal 2019. Early adoption is permitted for certain provisions. The Company is in the process of determining the effects the adoption will have on its consolidated financial statements as well as whether to adopt certain provisions early.

In June 2014, the FASB issued Accounting Standards Update No. 2014-12, “Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments when the terms of an award provide that a performance target could be achieved after the requisite service period,” (“ASU 2014-12”). Current U.S. GAAP does not contain explicit guidance on whether to treat a performance target that could be achieved after the requisite service period as a performance condition that affects vesting or as a nonvesting condition that affects the grant-date fair value of an award. The new guidance requires that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. The updated guidance will be effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period. The adoption of this ASU did not have any impact on the Company's consolidated financial position, liquidity, or results of operations.

See accompanying Independent Auditor’s Report

F-19

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory.” Under this ASU, inventory will be measured at the “lower of cost and net realizable value” and options that currently exist for “market value” will be eliminated. The ASU defines net realizable value as the “estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.” No other changes were made to the current guidance on inventory measurement. ASU 2015-11 is effective for interim and annual periods beginning after December 15, 2016. Management is evaluating the provisions of this statement and has not determined what impact the adoption of ASU 2015-11 will have on the Company's financial position or results of operations.

In November 2015, the FASB issued ASU 2015-17: Financial Instruments—Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which provides guidance to simplify the financial statement presentation of deferred income taxes. The new guidance requires an entity to present deferred tax assets and liabilities as non-current in a classified balance sheet. Prior to the issuance of this guidance, deferred tax liabilities and assets were required to be separately classified into a current amount and a non-current amount in the balance sheet. The new guidance represents a change in accounting principle and is effective for annual reporting periods beginning after December 15, 2016, with early adoption permitted.

In November 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No.2015-17, “Balance Sheet Classification of Deferred Taxes”. The new guidance eliminates the requirement to separate deferred income tax liabilities and assets into current and noncurrent amounts. The amendments will require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The updated guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within those annual periods. The Company is in the process of evaluating this guidance.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 11: SUBSEQUENT EVENTS

Management has evaluated subsequent events through June 12, 2017, the date the financial statements were available to be issued. Based on this evaluation, no material events were identified which require adjustment or disclosure in these financial statements other than described below.

In January 2017, the Company granted 3,254,386 stock options to employees and consultants with an exercise price of $0.067 per share and vesting periods ranging from 24 to 48 months.

In January 2017, the Company amended its 2011 Stock Incentive Plan providing for a total Plan size of 5,597,500 shares, an additional 1,250,000 shares.

See accompanying Independent Auditor’s Report

F-20

In February 2017, the Company’s stockholders consented to an amendment to the second amended and restated certificate of incorporation of the Company which increased the authorized number of Series Seed II Preferred stock by an additional 2,000,000 shares for a total of 7,000,000 authorized shares of Series Seed II Preferred stock and increased the authorized number of common stock by an additional 2,000,000 shares for a total of 29,000,000 authorized common shares.

In February and April 2017, the Company issued 1,818,182 shares of its Series Seed II Preferred stock and received proceeds of $400,000.

In March 2017, the Company authorized the issuance of a revolving note up to $300,000 secured by the assets of the company and accompanied by a 5-year warrant to purchase up to 270,000 shares of $0.0001 par value common stock exercisable at $0.067 per share. The Company has not yet drawn upon the line.

Also in March 2017, the Company issued a demand note for $25,000 of proceeds, principal and interest of which shall be repaid in full on the date of the next equity financing resulting in proceeds to the Company of at least $3,000,000. The demand note accrues interest at 5% per annum payable upon repayment of the principal amount which shall be due and payable at any time upon 15 days’ written notice to the Company.

In May 2017, the Company granted 1,147,195 stock options to an employee with an exercise price of $0.067 per share and vesting 25% upon one-year anniversary, with the remainder vesting in equal monthly increments over three years thereafter, and 50% vesting upon acquisition.

See accompanying Independent Auditor’s Report

F-21

PART III

INDEX TO EXHIBITS

1	Issuer Agreement with SI Securities LLC

2.1	Third Amended and Restated Certificate of Incorporation

2.2	Amended and Restated Bylaws

4	Form of Investment Management Agreement

6.1	2011 Equity Incentive Plan

6.2	Form of Series A Preferred Stock Purchase Agreement

6.3	Second Amended and Restated Investors’ Rights Agreement

6.4	Second Amended and Restated Right of First Refusal and Co-Sale Agreement

6.5	Second Amended and Restated Voting Agreement

6.6	Kindara-Hana Quality Assurance Agreement

6.7	Kindara Partnership Agreement

8	Form of Escrow Agreement

11	Independent Auditor’s Consent

12	Opinion of KHLK LLP

13	“Testing the waters” materials

32

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder, Colorado, on August 18, 2017.

Kindara Inc.

/s/ Ira Hernowitz

By Ira Hernowitz, Chief Executive Officer of Kindara Inc .

This Offering Statement has been signed by the following person in the capacities and on the date indicated.

/s/ Ira Hernowitz

Ira Hernowitz, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director

Date: August 18, 2017

/s/ Dave Balter

Dave Balter, as Director

Date: August 18, 2017

/s/ Will Sacks

Will Sacks, as Director

Date: August 18, 2017

/s/ Corey Schmid

Corey Schmid, as Director

Date: August 18, 2017

33